EXECUTION VERSION

REVOLVING CREDIT AGREEMENT
by and among
FRANKLIN BSP CAPITAL CORPORATION,
as the Initial Borrower,
the other FUND BORROWERS party hereto,
the LENDERS party hereto,
MORGAN STANLEY ASSET FUNDING, INC.,
as the Administrative Agent and Sole Lead Arranger
and
MORGAN STANLEY BANK, N.A.,
as the Letter of Credit Issuer and a Lender
Dated April 22, 2021

USActive 55761894.18

TABLE OF CONTENTS
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Section 13.23 Full Recourse	110
Section 13.24 Term of Agreement	110
Section 13.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	110

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SCHEDULES
SCHEDULE 1.01A    Commitments
SCHEDULE 1.01B    Collateral Accounts
SCHEDULE 8.13    Jurisdictions of Borrower Parties
SCHEDULE 13.07    Addresses for Notices
EXHIBITS
EXHIBIT A:    Schedule of Investors / Form of Borrowing Base Certificate
EXHIBIT B:    Form of Revolving Credit Note
EXHIBIT C:    Form of Loan Notice
EXHIBIT D:    Form of Request for Letter of Credit
EXHIBIT E:    Form of Qualified Borrower Note
EXHIBIT F:    [Reserved]
EXHIBIT G:    Form of Security Agreement
EXHIBIT H:    Form of Assignment of Collateral Account
EXHIBIT I:    Form of Assignment and Assumption
EXHIBIT J:    Form of Compliance Certificate
EXHIBIT K:    Forms of U.S. Tax Compliance Certificates
EXHIBIT L:    Form of Facility Extension/Increase Request
EXHIBIT M:    Form of Responsible Officer Certificate
EXHIBIT N:    Form of Joinder Agreement
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REVOLVING CREDIT AGREEMENT
THIS REVOLVING CREDIT AGREEMENT (together with all amendments and modifications hereof and supplements and attachments hereto, this “Credit Agreement”) is dated as of April 22, 2021 by and among FRANKLIN BSP CAPITAL CORPORATION, a Delaware corporation (“Initial Borrower”), the other Fund Borrowers and the Qualified Borrowers, MORGAN STANLEY ASSET FUNDING, INC., as the Administrative Agent (as hereinafter defined) for the Secured Parties and Sole Lead Arranger (the “Lead Arranger”), and MORGAN STANLEY BANK, N.A. (“Morgan Stanley”), as the Letter of Credit Issuer and a Lender.
The Initial Borrower has requested that Lenders make loans and cause the issuance of letters of credit to the Borrower Parties for the principal purposes of providing working capital to the Borrower Parties; financing the costs and other expenses to be incurred by the Borrower Parties in connection with making investments; and financing the costs of other undertakings by the Borrower Parties permitted under their Constituent Documents.
Lenders are willing to lend funds and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I

DEFINITIONS.
Section 1.01    Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:
“Account Bank” means U.S. Bank National Association or any additional or replacement Eligible Institution that assumes the role of an Account Bank pursuant to the terms hereof.
“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.
“Adjusted LIBOR” means, for any LIBOR Rate Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: the quotient obtained by dividing: (i) LIBOR for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period. If the calculation of Adjusted LIBOR results in a rate of Adjusted LIBOR less than zero (0), Adjusted LIBOR shall be deemed to be zero (0) for all purposes of the Loan Documents.

“Administration Agreement Side Letter” means, (a) with respect to the Initial Borrower, that certain Administration Agreement Side Letter, dated the date hereof, by and among the Initial Borrower, Administrative Agent and the AML Administrator, and (b) with respect to any other Fund Borrower, any side letter among the applicable AML Administrator, such Fund Borrower and the Administrative Agent.
“Administrative Agent” means Morgan Stanley Asset Funding, Inc. in its capacity as administrative agent under this Credit Agreement and the other Loan Documents until the appointment of a successor administrative agent pursuant to the terms of this Credit Agreement and, thereafter, shall mean such successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.07, or such other address or, as appropriate, account as Administrative Agent may from time to time notify the Borrower Parties and Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means any other Person that at any time, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person. For the avoidance of doubt, unless otherwise indicated herein, no portfolio company other than those of a Fund Borrower or its funds which are managed or advised by the Investment Manager or its Affiliates shall be considered an Affiliate for purposes hereof.
“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and any successors and assigns in such capacities.
“Agreement Currency” is defined in Section 13.20.
“AML Account” means (a) with respect to an Initial Borrower, that certain “AML Account” referenced in the applicable Administration Agreement Side Letter, and (b) with respect to any other Fund Borrower, such anti-money laundering account(s) held by the applicable AML Administrator for the benefit of such Fund Borrower for the purpose of completing any anti-money laundering procedures with respect to any funds deposited in such account by such Borrower’s Investors.
“AML Administrator” means U.S. Bancorp Fund Services, LLC or any additional or replacement Eligible Institution (or an Affiliate thereof) that assumes the role of an AML Administrator pursuant to the terms hereof.
“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for each Borrower Party, as applicable.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anticorruption laws, regulations or ordinances in any jurisdiction in which any Borrower Party is located or doing business.

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in which any Borrower Party is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” has the meaning set forth in the Fee Letter.
“Applicable Percentage” means, the percentage (carried out to the ninth decimal place) of Maximum Commitment represented by the amount of such Lender’s Commitment at such time, except as provided in Section 2.15. Except as provided in clause (a) of the immediately preceding sentence, if the Commitment of each Lender to make Loans has been terminated pursuant to Section 11.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be such Lender’s Pro Rata Share. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.01A (or a replacement Schedule 1.01A issued by Administrative Agent from time to time to the extent new Lenders become party hereto or the Commitments of Lenders change) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Requirement” means, for any Rated Included Investor that is (or whose Credit Provider, if applicable, is): (a) a Bank Holding Company, Adequately Capitalized status or better and a Rating of BBB-/Baa3 or higher; (b) an insurance company, a Rating by A.M. Best Company of A- or higher and a Rating of BBB-/Baa3 or higher; (c) such Investor is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act; (d) an ERISA Investor, or the trustee or nominee of an ERISA Investor, or Governmental Plan Investor in addition to the Sponsor’s (or, in the case of a Governmental Plan Investor, the Responsible Party’s) Rating of BBB-/Baa3 or higher, a minimum Funding Ratio for the pension fund based on the Rating of the Sponsor of the pension fund as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3 to BBB+/Baa1	80%
and (e) otherwise a Rated Included Investor, a Rating of BBB-/Baa3 or higher.
The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. When applied to any Investor or other entity under this Credit Agreement, if the Rating from S&P and Moody’s is not equivalent (i.e., split-rated), then the lower of the two Ratings shall apply, and if only one Rating is available, that Rating shall apply.
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender; in each case, other than an Affiliate whose primary activity is private debt or equity, venture capital or investing in entities via a “distressed debt”, “loan to own” strategy or a similar strategy.
“Assignee” is defined in Section 13.11(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.11(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit I or any other form approved by the Administrative Agent.
“Assignment of Account” means an assignment of the Collateral Account in substantially the form of Exhibit H, attached hereto.
“Attributable Indebtedness” means, on any date: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with Generally Accepted Accounting Principles if such lease were accounted for as a Capital Lease.
“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.
“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect and (b) the Borrowing Base.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended, or a non-bank subsidiary of such bank holding company.

“Base Rate” means the greatest of: (i) the Prime Rate in effect on such day plus the Applicable Margin, (ii) the Federal Funds Rate in effect on such day plus fifty basis points (0.50%), plus the Applicable Margin, and (iii) except during any period of time during which LIBOR is unavailable, one-month Adjusted LIBOR plus, without duplication, the Applicable Margin. Each change in the Base Rate shall become effective without prior notice to any Borrower Party automatically as of the opening of business on the day of such change in the Base Rate. If the calculation of Base Rate results in a Base Rate less than zero (0), Base Rate shall be deemed to be zero (0) for all purposes of the Loan Documents. Each reference to “Applicable Margin” in this definition of “Base Rate” shall refer to such rate applicable to Base Rate Loans.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, LIBOR; provided that, if a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;
(2)    the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Administrative Agent to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(4)    the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower Parties as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment.
provided that, in the case of clause (1) of this definition, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.
If at any time the Benchmark Replacement as determined pursuant to clause (1), (2), (3) or (4) of this definition would be less than zero (0), the Benchmark Replacement will be deemed to be zero (0) for the purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:
(1)    the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Parties giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Credit Agreement).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of an Early Opt-in Election, the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the other parties hereto.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative;
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by a Lender.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower Parties” means the Fund Borrowers and the Qualified Borrowers.
“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans.

“Borrowing Base” means, at any time of determination, the sum of sixty percent (60%) of the aggregate Unfunded Commitments of the Included Investors. For the avoidance of doubt, the Unfunded Commitments of an Excluded Investor shall be excluded from the Borrowing Base at all times.
“Borrowing Base Certificate” means a certificate of the chief financial officer, chief operating officer, principal accounting officer, treasurer, controller or other authorized person (with powers and duties customarily and usually held and performed by like officers) of the Initial Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the calculation of (i) the Borrowing Base, (ii) the Principal Obligations and (iii) the Available Commitment, in the form of Exhibit A attached hereto.
“Borrowing Base Deficiency” is defined in Section 3.04(i).
“Borrowing Base Investors” means each Included Investor.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day of the year except: a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable Law to close; and (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any such LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement or the other Loan Documents in respect of any such LIBOR Rate Loan (or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR), any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Bylaws” means the bylaws of the Initial Borrower, as amended or restated from to time to time as permitted hereunder.
“Cancel” and the correlative meaning of the term “Cancelled” means to cancel, reduce, excuse, suspend, defer, terminate or abate.
“Capital Call” means with respect to a Fund Borrower, a call upon all or any of the Investors of such Fund Borrower for payment of all or any portion of their Unfunded Commitments.
“Capital Call Notice” means any notice sent to an Investor for the purpose of making a Capital Call.
“Capital Commitment” means the accepted capital commitment of the Investors to the applicable Fund Borrower in the amount set forth in the applicable Constituent Document or the applicable Subscription Agreement. “Capital Commitments” means, where the context may require, all Capital Commitments of the Investors, collectively.
“Capital Contribution” means the amount of cash actually contributed by an Investor to the applicable Fund Borrower with respect to its Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with such Fund Borrower’s Constituent Documents. “Capital Contributions” means, where the context may require, all Capital Contributions, collectively.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a finance lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.
“Cash Collateral Account” means each deposit account held at the Account Bank for the purposes of holding Cash Collateral that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.
“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral.
“Cash Control Event” shall occur if, on any date of determination: (a) an Event of Default has occurred and is continuing; (b) a Default related to Section 11.01(a), Section 11.01(g) or Section 11.01(h) has occurred and is continuing; or (c) a Borrowing Base Deficiency exists (for the avoidance of doubt, the occurrence of a Borrowing Base Deficiency shall be a Cash Control Event notwithstanding that prepayment has not become due and payable under the time periods afforded in Section 3.04).
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, it is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (i) a Key Person Event (as defined in the Initial Borrower’s Constituent Documents) shall have occurred, (ii) the Investment Manager or an Affiliate thereof ceases to be the investment adviser to, and otherwise direct or oversee the management and policies of, the Initial Borrower or (iii) Benefit Street Partners L.L.C. ceases to own the majority of the membership interests of the Investment Manager.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 7.01 are satisfied or waived.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” is defined in Section 5.01.

“Collateral Account” means, for each Fund Borrower, the account of such Fund Borrower listed on Schedule 1.01B with respect to such Person, or a replacement collateral account of such Fund Borrower established pursuant to the requirements of Section 5.02(d), which account shall be solely used for receipt of proceeds from Capital Calls.
“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreements and the Assignments of Account.
“Commitment” means, as to each Lender, its obligation to make Loans or participate in the issuance of Letters of Credit to the Borrower Parties pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount, in Dollars, set forth opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced pursuant to Section 3.06.
“Compliance Certificate” is defined in Section 9.01(c).
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period or compounded in advance) being established by the Administrative Agent in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)    if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Administrative Agent giving due consideration to any industry-accepted market practice for similar Dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Documents” means, for any entity, its constituent or organizational documents, including: (a) in the case of the Initial Borrower, the Bylaws; (b) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (c) in the case of any limited liability company, its articles or certificate of formation and its operating agreement or limited liability company agreement; and (d) in the case of a corporation or exempted company, its certificate or articles of incorporation and its bylaws or memorandum and articles of association.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, equity interests, or partnership interests, or of the ability to exercise voting power by contract or otherwise.
“Control Agreement” means a control agreement among a Fund Borrower, Administrative Agent and the applicable Account Bank, in form and substance reasonably acceptable to Administrative Agent, as the same may be amended, supplemented or modified from time to time.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications, and restatements hereof, and supplements and attachments hereto.
“Credit Extension” means either a Borrowing (including any conversion or continuation of any Borrowing) or an issuance of a Letter of Credit.
“Credit Facility” means the credit and letter of credit facility provided to the Borrower Parties by the Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.
“Credit Provider” means a Person providing a guaranty, a comfort letter, credit support letter, or other similar agreement, in form and substance reasonably acceptable to Administrative Agent, of the obligations of an Included Investor to make Capital Contributions to a Fund Borrower.
“Daily Borrowing Sublimit” means, on any given day, fifty percent (50%) of the Maximum Commitment.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.
“Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means on any day the lesser of: (a)(i) in the case of LIBOR Rate Loans, the Adjusted LIBOR rate otherwise applicable to such Loans, plus, without duplication, the Applicable Margin for LIBOR Rate Loans, plus two percent (2%) and (ii) in the case of Base Rate Loans, the Base Rate in effect on such day, plus two percent (2%); or (b) the Maximum Rate.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that: (a) has failed to: (i) fund all or any portion of its Loans or participations in the Letter of Credit Liability within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Parties in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due; (b) has notified the Borrower Parties or Administrative Agent or the Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Borrower Parties, to confirm in writing to Administrative Agent and the Borrower Parties that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower Parties), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Borrower Parties, the Letter of Credit Issuer and each other Lender promptly following such determination.
“Dollars” and the sign “$” means lawful currency of the United States of America.
“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of the joint election by the Administrative Agent and the Borrower Parties to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to other parties hereto.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an Assignee under Section 13.11(b)(v) (subject to such consents, if any, as may be required under Section 13.11(b)(iii)).
“Eligible Institution” means (a) any depository institution approved by the Administrative Agent in its sole discretion (which may be subject to certain initial or ongoing conditions) and (b) any other depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by applicable Law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least two (2) of the following ratings: (i) at least P-1 from Moody’s, (ii) at least A-1 from S&P, and (iii) at least F1 from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Borrower Party by any Person with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Borrower Party or any of a Borrower Party’s Properties.
“Environmental Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local Laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time, applicable to any Borrower Party; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.
“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Code; or (c) a partnership or commingled account of a fund, or any other entity, whose assets include or are deemed to include the assets of one or more such employee benefit plans or plans in accordance with the Plan Assets Regulations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” is defined in Section 11.01.
“Excluded Investor” is defined in the definition of “Exclusion Event” herein.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law enacted or in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Parties under Section 13.12); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e)(ii); and (d)  any withholding Taxes imposed pursuant to FATCA.
“Exclusion Event” means the occurrence, with respect to any Borrowing Base Investor or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Borrowing Base Investor (such Investor hereinafter referred to as an “Excluded Investor”), of any of the following events:
(i)    such Investor shall fail to fund a Capital Contribution to the Collateral Account when due pursuant to a Capital Call Notice and such failure is not cured within five (5) Business Days after such due date; for the avoidance of doubt, the return of funds on deposit in any AML Account to an Investor by the Account Bank shall be deemed a failure to make a contribution of capital for the purposes of this clause (i);
(ii)    such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(iii)    (A) the commencement of any proceeding under any Debtor Relief Laws relating to such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) or all or any material part of its respective property is instituted without the consent of such Person, and such proceeding continues undischarged, unvacated, undismissed or unstayed for a period of sixty (60) consecutive days; or (B) a final, non-appealable order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets; provided, however, that if any such proceeding referenced in clause (A) is dismissed, such Investor shall be automatically reinstated as a Borrowing Base Investor, so long as no other Exclusion Event then applies (and if any such proceeding is stayed, such Investor shall also be automatically reinstated as an Borrowing Base Investor, but re-commencement of the proceeding will constitute an Exclusion Event under clause (A));
(iv)    any final, non-appealable judgment(s) for the payment of money which in the aggregate exceed fifteen percent (15%) of the net worth of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against such Person, and (1) such judgment or judgments shall not be satisfied, discharged, bonded or vacated within thirty (30) consecutive days; or (2) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed;
(v)    such Investor shall (1) repudiate, challenge, or declare unenforceable its obligation to make Capital Contributions pursuant to its Capital Commitment or a Capital Call Notice, shall otherwise disaffirm or render void any material provision of its Subscription Agreement, the applicable Constituent Document, or such Investor’s obligations under any of such documents shall be or become unenforceable or (2) inform any Fund Borrower of its intent to withdraw (but not transfer) its interest in the applicable Fund Borrower or of its prospective inability or unwillingness to fund Capital Contributions;
(vi)    in the case of each Rated Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), it shall fail to maintain its Applicable Requirement as required in the definition of Applicable Requirement above hereof (except to the extent such Investor was expressly not required to meet the Applicable Requirements, in writing by Administrative Agent, for its initial designation as a Rated Included Investor);
(vii)    such Investor shall withdraw from the applicable Fund Borrower or shall transfer or assign its entire direct or indirect Unfunded Commitment in the applicable Fund Borrower, provided that if less than all of such Investor’s Unfunded Commitment is transferred or assigned, only such portion as is transferred or assigned shall be subject to exclusion from the calculation of the Borrowing Base;

(viii)    in the case of each Included Investor designated as such under clause (a)(ii) of the definition of “Included Investor”, it shall fail to maintain a net worth (determined in accordance with Generally Accepted Accounting Principles or IFRS, as applicable and as consistently applied by such Investor), measured at the end of each fiscal year of such Investor, of at least 75% of the net worth of such Investor as of: (A) the fiscal year which ended on or immediately prior to the Closing Date, if the Investor was an Included Investor (or was pre-approved as an Included Investor, pursuant to written agreement of Administrative Agent) on the Closing Date; or (B) the fiscal year for which Administrative Agent has financial information which ended on or immediately prior to the date of its designation as an Included Investor (in the case not covered by clause (A) above);
(ix)    the Capital Commitment or Unfunded Commitment of such Investor is Cancelled without the prior written consent being obtained in accordance with Section 10.07;
(x)    the Commitment of such Investor ceases to be Collateral;
(xi)    such Investor becomes a Sanctioned Person, or, to any Fund Borrower’s or Administrative Agent’s knowledge, such Investor’s funds used in connection with funding Capital Calls are derived from illegal activities;
(xii)    Administrative Agent is unable to obtain, from publicly-available sources, annual financial statements for any Non-Rated Included Investor (other than any high net worth investor) for any fiscal year prior to the Maturity Date, reported on by independent public accountants to the extent applicable, or other financial information upon which Lenders have relied to designate such Investor as a Non-Rated Included Investor (and which information has been identified by Administrative Agent and disclosed to the applicable Fund Borrower at the time of such designation) such Investor shall fail, within thirty (30) days after written request from the applicable Fund Borrower, to deliver such annual financial statements or other financial information to such Fund Borrower;
(xiii)    such Investor fails to confirm the amount of its Unfunded Commitment within twenty (20) days after written request therefor is delivered by the applicable Fund Borrower at the reasonable request of Administrative Agent;
(xiv)    for an Investor that is designated as a Rated Included Investor or Non-Rated Included Investor based upon the support of a Credit Provider, the breach or written repudiation by such Credit Provider of its obligations under the applicable guaranty or of such Investor’s obligations under its Subscription Agreement and the applicable Constituent Document, or the occurrence of any event contemplated by clause (ii), (iii), (iv), (vi), (viii), (xi) or (xii) above with respect to such Credit Provider;
(xv)    the breach or written repudiation by a Credit Provider of its obligations under the applicable guaranty of such Investor’s obligations under its Subscription Agreement and the applicable Constituent Document, or the occurrence of any event contemplated by clause (ii), (iii), (iv), (vi), (viii), (xi) or (xii) above with respect to such Credit Provider;
(xvi)    such Investor amends its Side Letter in any way that Administrative Agent determines in its reasonable discretion would materially impair Lenders’ Collateral rights;

(xvii)    in connection with any Borrowing made to fund a particular Investment or issuance of any Letter of Credit to support a particular Investment, such Investor has or will likely request a Funding Excuse (to the knowledge of any Fund Borrower) with respect to the Investment being acquired or otherwise funded with the proceeds of the related Borrowing or Letter of Credit (it being understood that such Investor shall be an Excluded Investor only for purposes of such Investment);
(xviii)    in the case of State Teachers Retirement System of Ohio, such Investor is entitled to exercise any withdrawal or redemption right, unless otherwise waived by such Investor, under any Side Letter of such Investor;
(xix)    with respect to any Investor which has a cease funding or withdrawal right in its Side Letter as a result of any Fund Borrower breaching a representation or covenant with respect to the use of placement agents or the making of political contributions or any other event, such Investor shall allege a breach of such representation or covenant or the occurrence of such other event;
(xx)    with respect to any MS HNW Investor, (a) such Investor is not in compliance in all material respects with its material obligations under its Subscription Agreement and the applicable Constituent Document, (b) such MS HNW Investor is not a client of Morgan Stanley Smith Barney LLC or is a “deficit account”, or (c) to the actual knowledge of any Fund Borrower, such MS HNW Investor is in violation or breach of any material obligations to Morgan Stanley Smith Barney LLC or any of its affiliates related to its investment program; and
(xxi)    with respect to any Non-Rated Included Investor (including any MS HNW Investor), the occurrence of any circumstance or event which, in the sole discretion of the Administrative Agent, is reasonably expected to have a material and adverse impact on the ability of such Investor to fulfill its obligations under its Subscription Agreement or the Constituent Documents of any Fund Borrower to contribute capital upon the earlier of (i) the knowledge of a Responsible Officer of the applicable Fund Borrower or (ii) notice from the Administrative Agent of such circumstance or event.
“Extension” has the meaning provided in Section 2.17.
“Extension Fee” means the applicable fee payable with respect to any Extension in accordance with Section 2.17, as set forth in the Fee Letter.
“Facility Extension Request” means a notice substantially in the form of Exhibit L attached hereto pursuant to which the Borrower Parties request an extension of the Stated Maturity Date in accordance with Section 2.17.
“Facility Increase” has the meaning provided in Section 2.18(a).
“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 2.18, as set forth in the Fee Letter.
“Facility Increase Request” means the notice in the form of Exhibit L pursuant to which the Borrower Parties request an increase of the Commitments in accordance with Section 2.18.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof, any intergovernmental agreements or agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Borrower Parties, the Administrative Agent and certain Lenders, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations; and (b) the substantial equivalent as reasonably determined to be necessary by the Administrative Agent in any other jurisdiction in which any Fund Borrower may be formed.
“Fitch” means Fitch Ratings Inc., or any successor thereto.
“Foreign Lender” means: (a) with respect to any Borrower Party that is a U.S. Person, a Recipient that is not a U.S. Person; and (b) with respect to any Borrower Party that is not a U.S. Person, a Recipient that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower Party is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Letter of Credit Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liability other than the Letter of Credit Liability as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund Borrower Guaranty” is defined in Section 6.01.
“Fund Borrowers” means the Initial Borrower and any Person that becomes a Fund Borrower pursuant to a Joinder Agreement and the provisions of Section 7.04.
“Fund Guaranteed Obligations” is defined in Section 6.01.
“Fund Guarantor” is defined in Section 6.01.

“Funding Excuse” means the right of any Investor to not fund Capital Contributions with respect to an excused investment or any other excuse from making Capital Contributions of which any Investor may avail itself.
“Funding Ratio” means: (a) for a Governmental Plan Investor or ERISA Investor not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor subject to Form 5500-series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recent Form 5500 filed by such ERISA Investor with the U.S. Department of Labor.
“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of the Borrower Parties, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.
“General Excused Investment” means, with respect to any Investor, any portion of a proposed Investment with respect to which the applicable Fund Borrower and such Investor have agreed in writing prior to such Investor’s admission to such Fund Borrower that, based on the particular Investment, legal or similar considerations applicable to such Investor, such Investor shall not be permitted to participate.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.
“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Included Investor” means an Investor: (a)(i) that has, or that has a Credit Provider that has, met the Applicable Requirement for an Included Investor and that has been approved by Administrative Agent (in its reasonable discretion); or (ii) that has been so designated by Administrative Agent and all Lenders (each in its sole discretion) as an Included Investor; and (b) for which Fund Borrowers have delivered to Administrative Agent any applicable information and documents required under Section 10.06(c); provided that an Excluded Investor shall no longer be an Included Investor until such time as all Exclusion Events affecting such Investor have been cured and such Investor shall have been approved as an Included Investor in the sole and absolute discretion of Administrative Agent and all Lenders.
“Increase Effective Date” has the meaning provided in Section 2.18(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Generally Accepted Accounting Principles:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;
(c)    all net obligations of such Person under any Swap Contract to the extent the obligations thereunder are secured by the Capital Commitments of any Fund Borrower;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Capital Leases and Synthetic Lease Obligations;
(g)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; and

(h)    all obligations of such Person in respect of any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness; or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 13.06(b).
“Information” is defined in Section 13.17.
“Initial Borrower” has the meaning set forth in the preamble hereof.
“Interest Option” means each of LIBOR and the Base Rate.
“Interest Payment Date” means: (a) with respect to any Base Rate Loan, the last Business Day of each calendar month; (b) as to any LIBOR Rate Loan in respect of which the applicable Borrower Party has selected a one- or three-month Interest Period, the last day of such Interest Period for such LIBOR Rate Loan; (c) as to any LIBOR Rate Loan in respect of which the applicable Borrower Party has selected a six-month Interest Period, the last day of each third month during such Interest Period; (d) the date of any prepayment of any Loan made hereunder, as to the amount prepaid; and (e) the Maturity Date.
“Interest Period” means, (a) initially the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the next following Interest Payment Date and (b) thereafter, each period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next following Interest Payment Date; provided that:

(i)    any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;
(ii)    if interest in respect of such Interest Period is computed by reference to LIBOR, and such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date.
“Investment” shall have the meaning assigned to such term in the applicable Constituent Document.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Investment Manager” means Franklin BSP Capital Adviser L.L.C., a Delaware limited liability company.
“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Borrower Parties, as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.
“Investor” means with respect to a Fund Borrower, any Person that is admitted as a shareholder, a general partner, a limited partner or similar equity holder of such Fund Borrower.
“Investor Designation Letter” means a letter delivered by Administrative Agent from time to time to the Borrower Parties in which Administrative Agent indicates the designation of Investors as Borrowing Base Investors in accordance with this Credit Agreement.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit N hereto.
“Judgment Currency” is defined in Section 13.20.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and Anti-Money Laundering Laws and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations, including any information required to be obtained by the Lenders pursuant to the Beneficial Ownership Regulation, to the extent applicable.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arranger” has the meaning set forth in the preamble.
“Lender” means each lending institution listed on Schedule 1.01A, and each lending institution that becomes a Lender hereunder pursuant to Section 13.11 or otherwise.
“Lender Party” has the meaning provided in Section 12.01.
“Lending Office” means, as to any Lender, the office or offices of such Lender (or an affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower Parties and Administrative Agent.
“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.07 either as originally issued or as the same may, from time to time, be amended, renewed, replaced or otherwise modified or extended.
“Letter of Credit Application” means an application and agreement for a Letter of Credit by and between a Borrower Party and the Letter of Credit Issuer, in the form acceptable to the Letter of Credit Issuer (and customarily used by it in similar circumstances) and generally conforming to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided, however, to the extent that the terms of such Letter of Credit Application are inconsistent with the terms of this Credit Agreement (notwithstanding inclusion of such terms, and acceptance of such Letter of Credit Application, as exhibit hereto), the terms of this Credit Agreement shall control.
“Letter of Credit Issuer” means Morgan Stanley or any Affiliate thereof.
“Letter of Credit Liability” means, at any time of determination, the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.07.
“Letter of Credit Sublimit” means, at any time, an amount equal to ten percent (10%) of the Maximum Commitment at such time (or such greater amount as the Letter of Credit Issuer and each of the Lenders may approve, in their sole discretion). The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“LIBOR” means,
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan denominated in Dollars, the rate of interest per annum determined by the Administrative Agent based on the rate for Dollar deposits for delivery on the first day of the applicable Interest Period for a period approximately equal to such applicable Interest Period as reported on Bloomberg screen page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If, for any reason, such rate does not appear on Bloomberg screen page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent from another recognized source or interbank quotation; and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined by the Administrative Agent based on the rate for Dollar deposits in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Bloomberg screen page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If, for any reason, such rate does not appear on Bloomberg screen page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent from another recognized source or interbank quotation.
“LIBOR Conversion Date” has the meaning provided in Section 2.02(d).
“LIBOR Rate Loan” means a Loan (other than a Base Rate Loan) that bears interest at a rate based on LIBOR.
“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined; or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans or Base Rate Loans bearing interest based off LIBOR. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement.
“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.
“Loan” means an extension of credit by a Lender to a Borrower Party in the form of a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Letter of Credit Application, each Assignment and Assumption, the Fee Letter, each Administration Agreement Side Letter and each such other written agreement that states that it is a “Loan Document,” and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional written agreements delivered in connection with any such amendment, supplement or modification.
“Loan Notice” means a notice of: (a) a Borrowing; (b) a conversion of Loans from one Type of Loan to the other; or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(e), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower Party.
“Margin Stock” is defined in Regulation U.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Fund Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Fund Borrowers to perform their obligations under the Loan Documents taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower Party of any Loan Document to which it is a party.
“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Administrative Agent declares the Obligations, or the Obligations become, due and payable after the occurrence and during the continuation of an Event of Default; (c) the date upon which the Initial Borrower undergoes an initial public offering or a listing of its shares on a national securities exchange; or (d) the date upon which the Borrower Parties terminate the Commitments pursuant to Section 3.06 or otherwise.
“Maximum Commitment” means $50,000,000, as such amount may be (a) reduced from time to time by the Borrower Parties pursuant to Section 3.06 or (b) increased from time to time by the Borrower Parties pursuant to Section 2.18.
“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to, (i) in the case of a Defaulting Lender, 103% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time, and (ii) with respect to other obligations of the Borrower Parties to Cash Collateralize Letters of Credit hereunder, 103% of the entire Letter of Credit Liability as of such time required to be Cash Collateralized.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Morgan Stanley” has the meaning provided in the preamble hereto.

“MS HNW Investors” means Investors that are clients of Morgan Stanley Smith Barney LLC which are high net worth investors (which may include certain family office investors, fund-of-fund investors or other aggregator vehicles); for which a Fund Borrower has delivered to the Administrative Agent their Subscription Agreements and other relevant investor documentation; provided, further, it shall be deemed reasonable for the Administrative Agent to exclude any such MS HNW Investor as an Included Investor to the extent that: (x) such Investor is a Sanctioned Person, (y) the inclusion of such Investor would cause any Borrower Party to hold Plan Assets, or (z) would cause non-compliance with applicable “Know Your Customer” procedures or Sanctions, Anti-Corruption Laws and/or Anti-Money Laundering laws.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including any Borrower Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“No Plan Asset Certificate” means a certificate from a Borrower Party, delivered by a Responsible Officer of such Borrower Party certifying that the underlying assets of such Borrower Party do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Borrower Party is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that: (a) requires the approval of all affected Lenders pursuant to the terms of Section 13.01; and (b) has received the approval of the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Rated Included Investor” means an Included Investor that is not a Rated Included Investor.
“Non-Recourse Parties” has the meaning provided in Section 13.23.
“Notes” means, together with the Qualified Borrower Notes, the promissory note(s) made by a Borrower Party in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all present and future indebtedness, obligations, and liabilities of any Borrower Party to Lenders, and all renewals and extensions thereof, or any part thereof (including, without limitation, Loans and Letters of Credit), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations, and liabilities of any Borrower Party to Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Operating Company” means an “operating company,” including a venture capital operating company, within the meaning of the Plan Assets Regulations.
“Operating Company Certificate” means a certificate from a Borrower Party, delivered by a Responsible Officer of such Borrower Party, in a form reasonably acceptable to Administrative Agent, certifying that such Borrower Party meets the requirements to be an Operating Company during such Annual Valuation Period.
“Operating Company Opinion” means a customary written opinion of counsel regarding the status of a Borrower Party, as applicable, as an Operating Company, in form and substance reasonably acceptable to Administrative Agent and its counsel, on which Administrative Agent and the Lenders may reasonably rely.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.07).
“Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of: (i) the Federal Funds Rate; and (ii) an overnight rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” is defined in Section 13.11(e).
“Participant Register” is defined in Section 13.11(e).
“Partnership Agreement” means, as applicable, the limited partnership agreement, limited liability company agreement, exempted limited partnership agreement, memorandum and articles of association, or other equivalent governing document in the applicable jurisdiction, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof; including, in each case, without limitation, any Side Letters, in each case as each such Partnership Agreement may be further amended, restated or supplemented from time to time.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower Party or any ERISA Affiliate, or to which any of the foregoing have any liability, and that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted RIC Distribution” means distributions by the Initial Borrower (from the Collateral Account or otherwise) to the extent required to allow the Initial Borrower to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate or minimize federal or state income or excise taxes payable by the Initial Borrower in or with respect to any taxable year of the Initial Borrower (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Initial Borrower shall not exceed 115% of the amounts that the Initial Borrower is required to distribute to to: (i) allow the Initial Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Initial Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Initial Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Initial Borrower had qualified to be taxed as a RIC under the Code, and (B) after the occurrence and during the continuance of an Event of Default or a Default related to Section 11.01(a), Section 11.01(g) or Section 11.01(h), all such distributions shall be prohibited, and only so long as (x) any Borrowing Base Deficiency is cured immediately prior to and no Borrowing Base Deficiency will exist after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion) and (y) the Initial Borrower delivers a RIC Distribution Notice to the Administrative Agent at least five (5) days prior to the applicable Distribution.
“Permitted Liens” means (a) Liens relating to Taxes that are either (i) in an amount less than $200,000 in the aggregate, (ii) not due and payable or (iii) being contested in good faith with adequate reserves maintained in accordance with GAAP; (b) judgment liens not constituting an Event of Default hereunder where the related creditor has not commenced foreclosure or the exercise of other remedies with respect to any Collateral; (c) solely with respect to the portion of the Collateral resulting from the proceeds of the Collateral, which has been properly withdrawn from a Collateral Account in accordance with the terms hereof, liens arising from pledges or deposits to secure bids for potential Investments, leases, or contracts in accordance with the terms hereof; (d) any banker’s lien in favor of the Account Bank which arises by operation of law and in the ordinary course of business and (e) Liens arising pursuant to any of the Loan Documents.
“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.
“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of any Borrower Party or any ERISA Affiliate, or any such Plan to which any Borrower Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulations.
“Plan Assets Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.
“Portfolio Company” shall have the meaning given to such term in the Partnership Agreements.

“Prime Rate” means the rate published by The Wall Street Journal as its “Prime Rate”.
“Principal Obligation” means the sum of (a) the aggregate outstanding principal amount of the Loans at any time of determination plus (b) the aggregate Letter of Credit Liability.
“Pro Rata Share” means, as to any Lender at any time, the ratio of such Lender’s Revolving Credit Exposure at such time to the aggregate Revolving Credit Exposure of all Lenders.
“Property” means any real property, improvements thereon and any leasehold or similar interest in real property which is owned, directly or indirectly, by any Borrower Party, or secures any investment of any Borrower Party.
“Proposed Borrower” is defined in Section 7.04.
“Qualified Borrower” means any entity which is a direct or indirect Subsidiary of the Fund Borrowers, the indebtedness of which entity can be guaranteed by the Fund Borrowers pursuant to the terms of the applicable Constituent Document, and which entity has executed a Qualified Borrower Note and otherwise complied with Section 7.03.
“Qualified Borrower Default” shall mean, with respect to any Qualified Borrower:
(a)    Such Qualified Borrower shall fail to pay when due: (i) any principal under its Qualified Borrower Note; or (ii) any fee, expense, or other payment required to be paid by it thereunder or under any other Loan Document, and such failure under this clause (ii) shall continue for five (5) days thereafter; or
(b)    such Qualified Borrower shall take any action or be subject to any proceeding described in Section 11.01(g) or Section 11.01(h).
“Qualified Borrower Note” means a promissory note executed and delivered by a Qualified Borrower, in substantially the form of Exhibit E attached hereto.
“Rated Included Investor” means any Included Investor that has a Rating (or that has a Credit Provider, Sponsor, or Responsible Party that has a Rating).
“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating (for a governmental entity), or revenue bond rating (for an educational institution)) from either of S&P or Moody’s. When applied to any Investor or other entity under this Credit Agreement, if the Rating from S&P and Moody’s is not equivalent (i.e., split-rated), then the lower of the two Ratings shall apply, and if only one Rating is available, that Rating shall apply.
“Recipient” means Administrative Agent, any Lender, or the Letter of Credit Issuer.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
“Register” is defined in Section 13.11(d).

“Regulation D” and “Regulation U” means Regulation D or U, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” means the obligation of the Borrower Parties to reimburse the Letter of Credit Issuer pursuant to Section 2.07 for amounts drawn under Letters of Credit.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any Property, including the movement of any Hazardous Material through or in the air, soil, surface water, groundwater, of any Property.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” is defined in Section 12.06(b).
“Request for Borrowing” has the meaning provided in Section 2.02(a).
“Request for Letter of Credit” has the meaning provided in Section 2.07(b).
“Required Lenders” means, at any time Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. The determination of Required Lenders shall be made in all circumstances by the Administrative Agent and such determination shall be binding on each Lender in all respects hereunder.
“Required Payment Time” means, (i) within two (2) Business Days, to the extent such funds are available in the Collateral Accounts and not otherwise contractually committed to be utilized; and (ii) otherwise, to the extent that it is necessary for the Borrower Parties to issue a Capital Call to fund such required payment, within twelve (12) Business Days after the Administrative Agent’s demand (but, in any event, the Borrower Parties shall issue such Capital Call and shall make such payment promptly after the related Capital Contributions are received).
“Resignation Effective Date” is defined in Section 12.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means: (a) in the case of a corporation, its chief executive officer, president, chief financial officer, senior vice president, any vice president or treasurer, a secretary or assistant secretary or any other authorized signatory; (b) in the case of a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; or (c) in the case of a limited liability company, a Responsible Officer of such Person or the manager, sole member or managing member, as applicable, acting on behalf of such Person in its capacity as such.
“Responsible Party” means, for any Governmental Plan Investor: (a) if the state or political subdivision under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state or political subdivision, as applicable; and (b) otherwise, the Governmental Plan Investor itself.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and its participation in Letter of Credit Liability at such time.
“RIC” means a Person that qualifies as a “regulated investment company” within the meaning of Section 851(a) and Section 851(b) of the Code and that is taxable under Section 852(b) of the Code by reason of having satisfied the conditions contained in Section 852(a) of the Code.
“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to a Borrower and certifying that such Borrower remains a “regulated investment company” under Subchapter M of the Code.
“S&P” means S&P Global Ratings, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means with respect to disbursements and payments in Dollars, immediately available funds.
“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) Her Majesty’s Treasury of the United Kingdom; or (e) any other Governmental Authority that enforces sanctions where any Borrower Party conducts business.
“Sanctioned Jurisdiction” means at any time, a country or territory that is, or whose government is, the subject of Sanctions.
“Sanctioned Person” means any Person that is a person with whom dealings are prohibited or restricted by any Sanctions, including a Person that is: (a) listed on OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a Person that is owned or controlled by Persons that are the subject or target of Sanctions; or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.
“SDN” is defined in clause (a) of the definition of Sanctioned Person.

“Secured Parties” means the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Indemnitee.
“Security Agreement” means a security agreement executed and delivered by a Fund Borrower to the Administrative Agent for the benefit of Lenders, substantially in the form of Exhibit G.
“Side Letter” means any side letter by and between an Investor and any Fund Borrower that amends the applicable Constituent Document.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Fund Borrower, as of any date of determination, that as of such date:
(a)    the fair value of the assets of such Fund Borrower (on a going concern basis) and including, with respect to all Fund Borrowers, the aggregate Unfunded Commitments, is greater than the total amount of liabilities, including contingent liabilities, of such Fund Borrower;
(b)    the fair value of the assets of such Fund Borrower (on a going concern basis) and including, with respect to all Fund Borrowers, the aggregate Unfunded Commitments, is not less than the amount that will be required to pay the probable liability of the Fund Borrowers on their debts as they become absolute and matured;
(c)    such Fund Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and
(d)    such Fund Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and, with respect to the Fund Borrowers, the aggregate Unfunded Commitments, would constitute unreasonably small capital.
For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability and are determined as contingent liabilities in accordance with applicable federal and state laws governing determinations of insolvency.
“Sponsor” of an ERISA Investor means a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.
“Stated Maturity Date” means the earlier of: (a) April 22, 2022; and (b) the date to which the Stated Maturity Date is extended pursuant to Section 2.17.
“Subscription Agreement” means a Subscription Agreement executed by an Investor in connection with the subscription for an Equity Interest in a Fund Borrower.

“Subsequent Investor” is defined in Section 10.06(b).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Fund Borrowers.
“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, including, without limitation, stamp taxes (including mortgage recording taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means $15,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitment and the Revolving Credit Exposure of such Lender at such time.
“Type of Loan” means, with respect to a Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.
“U.S. Person” means any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 4.01(e)(ii)(B)(3).
“U.S. Treasury” means the United States Department of the Treasury.
“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.
“Unfunded Commitment” means, with respect to any Investor of a Fund Borrower, at any time, the Capital Commitment of such Investor, (a) minus any portion of such Investor’s Capital Commitment that is subject to a pending Capital Call, and (b) minus the aggregate Capital Contributions made with respect to a Capital Commitment by such Investor to such Fund Borrower.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Other Definitional Provisions. All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.
(a)    Defined terms used in the singular shall import the plural and vice versa.
(b)    The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.
(h)    Any reference to the knowledge of any Borrower Party shall mean the actual knowledge of any executive officer of the Fund Borrowers.
Section 1.03    Times of Day; Rates. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York. Administrative Agent does not warrant, nor accept responsibility for, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of LIBOR Rate Loan or with respect to any comparable or successor rate thereto.

Section 1.04    Accounting Terms. (a)  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Fund Borrowers, except as otherwise specifically prescribed herein. Except as otherwise expressly set forth herein, notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Fund Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-2047 on financial liabilities shall be disregarded. No operating leases shall be treated as Indebtedness nor as a Capital Lease but shall instead continue to be treated as an operating lease, in each case, for purposes of this Credit Agreement, notwithstanding any actual or proposed changed in Generally Accepted Accounting Principles after the Closing Date.
(b)    Changes in Generally Accepted Accounting Principles. If at any time any change in Generally Accepted Accounting Principles (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower Parties or Required Lenders shall so request, Administrative Agent, Lenders and Borrower Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Generally Accepted Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein; and (ii) the Borrower Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Generally Accepted Accounting Principles.
Section 1.05    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

LOANS AND LETTERS OF CREDIT.
Section 2.01    Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day during the Availability Period, to make Loans and to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Fund Borrowers on a joint and several basis with the other Fund Borrowers, to each Qualified Borrower on a several basis, at any time and from time to time in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that, after making any such Loans or participating in the issuance of such Letters of Credit: (a) such Lender’s Revolving Credit Exposure would not exceed such Lender’s Commitment as of such date; and (b) the Principal Obligation would not exceed the Available Commitment. Subject to the foregoing limitation, the conditions set forth in Section 7 and the other terms and conditions hereof, the Borrower Parties may borrow, repay without penalty or premium, and re-borrow during the Availability Period. Each Borrowing pursuant to this Section 2.01 and participation in each issuance of Letter of Credit pursuant to Section 2.07 shall be advanced ratably by the Lenders in proportion to each Lender’s Applicable Percentage. No Lender shall be obligated to fund any Loan or participate in the issuance of a Letter of Credit if the interest rate applicable thereto under Section 2.05(a) would exceed the Maximum Rate in effect with respect to such Loan or Letter of Credit, as applicable.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Request for Borrowing. Each Borrowing, each conversion of Loans from one Type of Loan to another Type of Loan, and each continuation of a LIBOR Rate Loan shall be made upon the applicable Borrower Party’s irrevocable notice to Administrative Agent (a “Request for Borrowing”), which may be given by telephone. Each notice: (i) shall be furnished to the Administrative Agent no later than 2:00 p.m. (x) on the requested date of Borrowing in the case of a Base Rate Loan, provided that, any such Loans shall not exceed the Daily Borrowing Sublimit, or one (1) Business Day prior to the requested date of Borrowing for any Base Rate Loans in excess of the Daily Borrowing Sublimit, (y) at least three (3) Business Days prior to the requested date of Borrowing in the case of a LIBOR Rate Loan; and (ii) must specify: (w) the amount of such Borrowing; (x) the Interest Option if such Loan is to be funded in Dollars; (y) the Interest Period therefor, if applicable; and (z) the date of such Borrowing, which shall be a Business Day. Each telephonic notice by a Borrower Party pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower Party. Each Loan Notice (whether telephonic or written) shall be delivered together with a Borrowing Base Certificate, and shall specify: (A) whether the Borrower Party is requesting a Borrowing, a conversion of Loans from one Type of Loan to the other, or a continuation of LIBOR Rate Loans; (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (C) the principal amount of Loans to be borrowed, converted or continued; (D) the Type of Loans to be borrowed or to which existing Loans are to be converted; (E) if applicable, the duration of the Interest Period with respect thereto; and (F) to which account the proceeds of such Borrowing should be directed. If a Borrower Party fails to specify a Type of Loan in a Loan Notice or if a Borrower Party fails to give a timely notice requesting a continuation, then the applicable Loans shall be made or continued as Base Rate Loans. If a Borrower Party requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Administrative Agent Notification of Lenders. Following receipt of a Loan Notice, Administrative Agent shall promptly notify the Lenders of the amount of the applicable Borrowing, and the amount of the Loan to be funded by each Lender based on its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by a Borrower Party, Administrative Agent shall notify each Lender, as applicable, of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.
(c)    Request for Borrowing Irrevocable. Each Loan Notice completed and signed by the Borrower Parties in accordance with Section 2.02(a) shall be irrevocable and binding on the Borrower Parties, and the Borrower Parties shall indemnify each Lender against any breakage fees, cost, loss (other than lost profits that would have resulted from interest if such Loan had been funded) or expense incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrower Parties to complete such requested Borrowing, including any breakage fees, cost, loss (other than lost profits that would have resulted from interest if such Loan had been funded) or expense incurred by the Administrative Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such requested Borrowing except to the extent such cost, loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the Borrower Parties and shall, in the absence of a manifest error, be conclusive and binding.
(d)    Tranches. Notwithstanding anything to the contrary contained herein, no more than ten (10) LIBOR Rate Loans may be outstanding hereunder at any one time during the Availability Period.
(e)    Continuations and Conversions of LIBOR Rate Loans. The Borrower Parties shall have the right, with respect to: (i) any Base Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Base Rate Loan to a LIBOR Rate Loan in Dollars; and (ii) any LIBOR Rate Loan in Dollars, on any Business Day (a “Base Rate Conversion Date”) to convert such LIBOR Rate Loan to a Base Rate Loan, provided that the Borrower Parties shall, on such Base Rate Conversion Date, make the payments required by Section 4.06, if any, in either case, by giving the Administrative Agent written notice at the Administrative Agent’s Office (which notice may be via electronic mail) (a “Conversion Notice”) of such selection no later than 2:00 p.m. at least one (1) Business Day prior to such LIBOR Conversion Date or such Base Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent. A request of the Borrower Parties for a conversion of a Base Rate Loan to a LIBOR Rate Loan is subject to the condition that no Event of Default or Default exists at the time of such request or after giving effect to such conversion.
Section 2.03    Minimum Loan Amounts. Each LIBOR Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 and each Base Rate Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000 for each Loan; provided that, subject to the Daily Borrowing Sublimit set forth in Section 2.02(a)(i)(x), a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment or that is required to finance the reimbursement of a Letter of Credit under Section 2.07(c); provided, further, to the extent the Borrower Parties request a Borrowing to fund interest payable pursuant to Section 2.05 or Section 3.05, such minimum amounts shall not apply.

Section 2.04    Funding. (a)  Funding by Lenders; Presumption by Administrative Agent. Each Lender shall make the amount of its Pro Rata Share of each Loan, available to Administrative Agent at Administrative Agent’s Office for the account of the appropriate Borrower Party no later than 1:00 p.m. on the borrowing date in Same Day Funds for any Loan on the Business Day specified in the applicable Loan Notice, and upon fulfillment of all applicable conditions set forth herein, Administrative Agent shall promptly deposit such proceeds in Same Day Funds in such Borrower Party’s account at Administrative Agent specified in the Loan Notice, or, if requested by such Borrower Party in the Loan Notice, shall wire transfer such funds as requested. The failure of any Lender to advance its Pro Rata Share of any Loan required to be advanced hereunder shall not relieve any other Lender of its obligation to advance its Loans required to be advanced hereunder. Absent contrary written notice from a Lender, Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to Administrative Agent on the applicable borrowing date, and Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the appropriate Borrower Party a corresponding amount.
(b)    Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 13.06(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 13.06(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 13.06(c).
Section 2.05    Interest.
(a)    Interest Rate. Each Loan funded by the Lenders shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, Adjusted LIBOR for the applicable Interest Period plus the Applicable Margin; and (ii) with respect to Base Rate Loans, the Base Rate in effect from day to day. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.
(b)    Default Rate. If (i) the Principal Obligations are not paid when due (without regard to any applicable grace periods), then (in lieu of the interest rate provided in Section 2.05(a) above) such overdue amount shall bear interest, after as well as before judgment, at a fluctuating interest rate per annum at all times equal to the Default Rate, and (ii) any amount (other than Principal Obligations) payable by the Borrower Parties under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (in lieu of the interest rate provided in Section 2.05(a) above), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.
Section 2.06    Determination of Rate. The Administrative Agent shall determine each interest rate applicable to the LIBOR Rate Loans and Base Rate Loans hereunder. The Administrative Agent shall, upon request, give notice to the Borrower Parties and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.

Section 2.07    Letters of Credit. (a)  Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Availability Period, the Letter of Credit Issuer shall issue such Letters of Credit and in such aggregate face amounts as the Borrower Parties may request; provided that: (i) on the date of issuance, the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Principal Obligations as of such date and (B) the Letter of Credit Sublimit; (ii) the expiration date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrower Parties comply with Section 2.07(h), within one (1) year after the Stated Maturity Date; (iii) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York, and (iv) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it, (B) the Borrower Parties have not provided the information necessary for which the Letter of Credit Issuer is not otherwise compensated hereunder or (C) the issuance of such Letter of Credit would violate applicable Law.
(b)    Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent, substantially in the form attached hereto as Exhibit L (with blanks appropriately completed in conformity herewith), together with a Letter of Credit Application and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 2:00 p.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit (or four (4) Business Days (or such additional time as may reasonably be required by the Letter of Credit Issuer) with respect to Letters of Credit to be issued by any branch of the Letter of Credit Issuer located outside of the United States). The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Each Request for Letter of Credit submitted by the Borrower Parties shall be deemed to be a representation and warranty that all conditions precedent specified in Section 7.02 hereof for the issuance of such Letter of Credit will be satisfied as of the date of such issuance.
(c)    Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.14; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.01; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d)    Payment of Letter of Credit. In the event of any drawing under any Letter of Credit, the Borrower Parties agree to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in same day funds, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrower Parties of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrower Parties shall immediately notify the Letter of Credit Issuer that the Borrower Parties intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrower Parties shall be deemed to have timely given a Loan Notice to the Administrative Agent, and the Borrower Parties hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrower Parties, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Administrative Agent on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrower Parties of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a LIBOR Rate Loan with a one month Interest Period; and such disbursements shall be made without regard to the timing of a Loan Notice or the minimum and multiple amounts specified in Section 2.03. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrower Parties with respect to Borrowings, each under this Section 2.07(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.02, 7.01, 7.02, 7.03 and/or 7.04, as applicable, be honored in accordance with this Section 2.07(d) under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower Parties in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrower Parties may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Event of Default or Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower Party; provided that the foregoing shall not be construed to excuse the Letter of Credit Issuer from liability to any Borrower Party to the extent of any direct damages (as opposed to indirect, special, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower Parties to the extent permitted by applicable Law) suffered by any Borrower Party that are caused by the Letter of Credit Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(e)    Borrower Inspection. The Borrower Parties shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower Parties’ instructions or other irregularity, the Borrower Parties will immediately notify the Letter of Credit Issuer of the same in writing. The Borrower Parties shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of Letter of Credit Issuer. Each Lender and the Borrower Parties agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower Parties hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower Parties’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.07(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 11.02, the Administrative Agent, by written notice to the Borrower Parties, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrower Parties pay to the Administrative Agent for deposit in a segregated interest bearing Cash Collateral Account, as security for the Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit then outstanding at the time such notice is given. Unless otherwise required by applicable Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrower Parties any amounts remaining in said Cash Collateral Account.
(h)    Cash Collateral. If (A) as of the earlier of: (i) thirty (30) days prior to the Stated Maturity Date and (ii) the Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (B) any other circumstances under this Credit Agreement or the other Loan Documents occurs requiring the Borrower Parties to Cash Collateralize any Letters of Credit, then, in each case, the Borrower Parties shall promptly Cash Collateralize in an amount equal to the Minimum Collateral Amount or, in the case of sub-clause (B) above, such amount expressly required by the terms of this Credit Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by the Administrative Agent as Cash Collateral subject to the terms of this clause (h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrower Parties pursuant to this Section 2.07(h) shall be in Dollars. All Cash Collateral with respect to Letters of Credit shall be funded by the proceeds of Capital Calls and not from any other source. Cash Collateral held in a Cash Collateral Account shall be applied by the Administrative Agent to the reimbursement of the Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in a Cash Collateral Account pursuant to this clause (h) shall be returned to the Borrower Parties. The Borrower Parties hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in each Cash Collateral Account as security in respect of the Letter of Credit Liability.
(i)    Lenders’ Continuing Obligations. In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.07(h) or otherwise pursuant to this Credit Agreement (including the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.07 shall continue in all respects, the Lenders will continue to be entitled to receive their Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.12, and the Lenders shall continue to be obligated to fund their Pro Rata Share of any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

(j)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement, this Section 2.07 shall be subject to the terms and conditions of Section 4.08 and Section 13.12.
Section 2.08    [Reserved].
Section 2.09    Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used solely for purposes permitted under the Constituent Documents of each Borrower Party. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower Party’s use of the proceeds of the Loans, the Letters of Credit, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not any Borrower Party’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under the Constituent Documents of any Borrower Party. Nothing, including any Borrowing, any issuance of any Letter of Credit, or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by the Borrower Parties is permitted by the terms of the Constituent Documents of any Borrower Party. No Borrower Party shall to its actual knowledge use the proceeds of any Loan or any Letter of Credit hereunder to purchase any assets or securities from any Lender’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each Loan Notice and Request for Letter of Credit hereunder, the Borrower Parties shall be deemed to have represented and warranted to the Administrative Agent on the date of such Loan or Letter of Credit that the proceeds of such Loan or Letter of Credit will not be used to, directly or, to the knowledge of such Borrower Party, indirectly, either (x) purchase any asset or securities from any Lender’s “affiliate” (as such term is used in 12 C.F.R. Part 223) or (y) invest in any fund advised by any Lender or Lender’s “affiliate” (as such term is used in 12 C.F.R. Part 223).
Section 2.10    Unused Commitment Fee. In addition to the payments provided for in Section 3, the Borrower Parties shall pay or cause to be paid to Administrative Agent, for the account of each Lender, according to its Applicable Percentage, an unused commitment fee in the amounts and on the dates set forth in the Fee Letter.
Section 2.11    Administrative Agent and Arranger Fees. The Borrower Parties shall pay to Administrative Agent and Lead Arranger fees in consideration of the arrangement of the Commitments and administration of this Credit Agreement, which fees shall be payable in amounts and on the dates agreed to between the Initial Borrower and Administrative Agent in the Fee Letter.

Section 2.12    Letter of Credit Fees. The Borrower Parties shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus 2% per annum if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable in quarterly installments in arrears on the last Business Day of each calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) to the extent a Person other than Morgan Stanley or any of its Affiliates shall at any time become a Lender hereunder in accordance with the terms hereof, for the benefit of the Letter of Credit Issuer: (i) a non-refundable fronting fee equal to 12.5 basis points (0.125%) per annum of the maximum amount of such Letter of Credit, payable in quarterly installments in arrears on the last Business Day of each calendar quarter on the undrawn amount of such Letter of Credit, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (ii) all other reasonable, customary and documented out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer.
Section 2.13    Computation of Interest and Fees. All computations of interest for Base Rate Loans, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for LIBOR Rate Loans and all other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan from and including the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.03 bear interest for one day.
Section 2.14    Qualified Borrowers. In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower that has joined the Credit Facility in accordance with Section 7.03(a), to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.07 and to accept Fund Borrower Guaranties in support thereof, the Borrower Parties hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Borrower Parties, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Note or Fund Borrower Guaranty, together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will notify the Borrower Parties one (1) Business Day prior to making such disbursement pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a Base Rate Loan pursuant to Section 2.02 in the amount so paid, and the Borrower Parties shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.02, a Loan Notice with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.03. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

Section 2.15    Defaulting Lenders. (a)  Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 13.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 13.02, shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender in accordance with Section 4.08; fourth, as the Borrower Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Parties, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Credit Agreement and (B) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 4.08; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans or Letters of Credit were made at a time when the conditions set forth in Section 7.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with the Total Credit Exposures hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.
(A)    A Defaulting Lender shall not be entitled to receive any unused commitment fee payable under Section 2.10 or Letter of Credit fees for any period during which that Lender is a Defaulting Lender (and the Borrower Parties shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(B)    With respect to any fee payable under Section 2.10 not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower Parties shall not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Liability shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7.02 are satisfied at the time of such reallocation (and, unless the Borrower Parties shall have otherwise notified the Administrative Agent at such time, the Borrower Parties shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Principal Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower Parties shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.08.
(b)    Defaulting Lender Cure. If the Borrower Parties, the Administrative Agent and Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Letter of Credit Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16    Investor Designation Letter. The Borrowing Base Investors shall be indicated as such in the Investor Designation Letter delivered by Administrative Agent on the Closing Date, which may be updated from time to time by Administrative Agent, and, when so updated, shall supersede and replace the prior Investor Designation Letter.
Section 2.17    Extension of Stated Maturity Date. The Borrower Parties shall have an option to extend the Stated Maturity Date then in effect for an additional two (2) terms of not more than twelve (12) months each, in each case, subject to the consent of the Administrative Agent and all Lenders (each such extension shall be referred to herein as an “Extension”) and subject to satisfaction of the following conditions precedent:
(a)    on or prior to the proposed date of such Extension, the Borrower Parties shall have paid to the Administrative Agent for the benefit of the extending Lenders the Extension Fee, payable to each such Lender ratably based on its share of the Commitments subject to extension;
(b)    as of the proposed date of such Extension and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;
(c)    no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the date of such extension;
(d)    the Borrower Parties shall have delivered a Facility Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect (or such shorter period as the Administrative Agent may agree in writing); and
(e)    the Borrower Parties shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the effectiveness of any extension to the Maturity Date.
Section 2.18    Increase in the Maximum Commitment. (a)  Request for Increase. Provided there exists no Event of Default or Default, and subject to compliance with the terms of this Section 2.18, with the consent of the Administrative Agent and each Lender, such consent to be given in its sole and absolute discretion, the Borrower Parties may increase the Maximum Commitment to an amount not exceeding $150,000,000. Such increase may be done in one or more requested increases, in $25,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”).
(b)    Effective Date. The Administrative Agent shall determine the effective date of any Facility Increase (the “Increase Effective Date”) which (unless otherwise agreed in writing by the Administrative Agent) shall be no less than ten (10) Business Days after receipt of a Facility Increase Request and shall notify the Borrower Parties and the Lenders of the Increase Effective Date.

(c)    Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:
(i)    the Borrower Parties shall deliver to Administrative Agent a Facility Increase Request and resolutions adopted by the Borrower Parties approving or consenting to such increase, certified by a Responsible Officer of the Borrower Parties that such resolutions are true and correct copies thereof and are in full force and effect;
(ii)    on or prior to the proposed date of such Facility Increase, the Borrower Parties shall have paid to the Administrative Agent the Facility Increase Fee;
(iii)    if requested by any Lender, the Borrower Parties shall execute replacement Notes payable to the Administrative Agent reflecting the Facility Increase;
(iv)    as of the effective date of such increase and immediately after giving effect thereto, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;
(v)    no Default or Event of Default shall have occurred and be continuing on the date on which the Facility Increase Request is delivered or immediately after giving effect to the Facility Increase;
(vi)    on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase; and
(vii)    the Borrower Parties shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if so requested by the Administrative Agent prior to the Increase Effective Date.
For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility. No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase.

(d)    Reallocation Following Facility Increase. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Commitment), the Administrative Agent will reallocate the outstanding Loans and participations in Letters of Credit hereunder (including any Loans made by any new or increasing Lender pursuant to this Section 2.18) such that, after giving effect thereto, the ratio of each Lender’s (including each new or increasing Lender’s) share of outstanding Loans and participations in Letters of Credit to its share of Commitments is the same as that of each other Lender. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, the (i) Administrative Agent will give advance notice sufficient to comply with the applicable timing period in Section 2.02 to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (ii) applicable Lender or Lenders will fund such amounts up to their respective shares of the Loans being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrower Parties shall pay (i) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (ii) any amounts due pursuant to Section 4.06 as a result of such reallocation occurring on any date other than an Interest Payment Date.
ARTICLE III

PAYMENT OF OBLIGATIONS.
Section 3.01    Notes. (a)  The Borrowings funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and, in the case of the Administrative Agent, the Register in accordance with Section 13.11(d), in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Borrowings made by Lenders to the applicable Borrower Party and the, principal, interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of such Borrower Party hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, in the absence of manifest error.
(b)    Upon the request of any Lender made through the Administrative Agent, the applicable Borrower Party shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type of Loan (if applicable), amount and maturity of its Loans and payments with respect thereto. Each Borrower Party agrees, from time to time, upon the request of Administrative Agent or any affected Lender, to reissue new Notes, in accordance with the terms and in the form heretofore provided, to any Lender and any Assignee of such Lender in accordance with Section 13.11, in renewal of and substitution for the Note previously issued by such Borrower Party to the affected Lender.

Section 3.02    Payment of Interest. (a)  Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.05. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower Party, then such Borrowing shall be considered made at the time of the transmission of the wire, in accordance with the Loan Notice, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other Same Day Funds by Administrative Agent.
(b)    Interest Payment Dates. Accrued and unpaid interest: (i) on the Obligations shall be due and payable in arrears on each Interest Payment Date and on the Maturity Date; and (ii) on any Obligations of a Borrower Party hereunder on which such Borrower Party is in default shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(c)    Direct Disbursement. If, at any time, Administrative Agent shall not have received on the date due, any payment of interest upon the Loans or any fee described herein, Administrative Agent may direct the disbursement of funds from the Collateral Account to Lenders, in accordance with the terms hereof, to the extent available therein for payment of any such amount.
Section 3.03    Payments of Obligation. (a)  Maturity Date. The principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
(b)    Payments Generally. All payments of principal of and interest on the Obligations under this Credit Agreement by any Borrower Party to or for the account of Lenders, or any one of them, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by such Borrower Party. Except as otherwise expressly provided herein (including, without limitation, Section 3.02(b)), all payments by the Borrower Parties hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. All payments received by the Administrative Agent after 3:00 p.m. may be deemed by Administrative Agent to have been received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. Each Lender shall be entitled to receive its Applicable Percentage (or other applicable share as provided herein) of each payment received by Administrative Agent hereunder for the account of Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. If any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    Clawback.
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then such Lender and the applicable Borrower Party severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower Party to but excluding the date of payment to Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by a Borrower Party, the interest rate applicable to Base Rate Loans; provided, however, that if funds are not available to such Borrower Party in the Collateral Account to make payment on demand, to the extent that it is necessary for the Fund Borrowers to issue Capital Call Notices to fund such required payment, such payment shall be made within twelve (12) Business Days after Administrative Agent’s demand (and, in any event, the Fund Borrowers shall issue such Capital Call Notices and shall make such payment promptly after the related Capital Contributions are received). If any Borrower Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower Party the amount of such interest paid by such Borrower Party for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. Any payment by a Borrower Party shall be without prejudice to any claim such Borrower Party may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower Parties; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from a Borrower Party prior to the date on which any payment is due to Administrative Agent for the account of any Lender hereunder that such Borrower Party will not make such payment, Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if such Borrower Party has not in fact made such payment, then each applicable Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or any Borrower Party with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
Section 3.04    Mandatory Prepayment.
(i)  Excess Loans Outstanding. If, on any day, (1) the Principal Obligation exceeds the Available Commitment, or (2) the Letter of Credit Liability exceeds the lesser of: (A) the remainder of: (i) the Available Commitment as of such date; minus (ii) the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date (in each case, a “Borrowing Base Deficiency”), then the Borrower Parties shall pay without further demand such excess to the Administrative Agent, for the benefit of the Lenders, in immediately available funds (except to the extent any such excess is addressed by Section 3.04(ii)), by the Required Payment Time.
(ii)    Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 3.04(i) is attributable to undrawn Letters of Credit, the Borrower Parties shall promptly Cash Collateralize such excess with the Administrative Agent pursuant to the terms of Section 2.07(h), as security for such portion of the Obligations; provided that the Borrower Parties shall not be required to Cash Collateralize any Letters of Credit unless the amount of any such excess is not fully reduced by prepaying Loans in accordance with Section 3.04(b)(i). Unless otherwise required by applicable Law, upon: (i) a change in circumstances such that the Principal Obligations no longer exceed the Available Commitment when no Event of Default has occurred and is continuing; or (ii) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the Borrower Parties any amounts remaining in the Cash Collateral Accounts.
Section 3.05    Voluntary Prepayments. The Borrower Parties may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (a) such notice must be received by the Administrative Agent not later than 2:00 p.m., (i) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (ii) one (1) Business Day prior to any date of prepayment of Base Rate Loans; and (b) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 4.06. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

Section 3.06    Reduction or Early Termination of Commitments. So long as no Loan Notice or Request for Letter of Credit is outstanding, the Borrower Parties may terminate the Commitments, or reduce the Maximum Commitment, by giving prior written notice to the Administrative Agent of such termination or reduction two (2) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrower Parties in such notice and shall be a Business Day): (a) in the case of a complete termination of the Commitments, upon (i) prepayment of all of the outstanding Obligations, including all interest accrued thereon, in accordance with the terms of Section 3.03 and (ii) if any Letter of Credit Liability exists, payment to the Administrative Agent of Cash Collateral (from the proceeds of Capital Calls only) for deposit in the Cash Collateral Account in accordance with Section 2.08(h); or (b) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including payment of all interest accrued thereon, in accordance with the terms of Section 3.03, provided that, the Maximum Commitment may not be reduced such that, the Available Commitment would be less than any Letter of Credit Liability; in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to or greater than $10,000,000; and (y) in no event shall a reduction by the Borrower Parties reduce the Maximum Commitment to $25,000,000 or less (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Commitments shall be paid on the effective date of such termination.
Section 3.07    Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any LIBOR Rate Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its Lending Office (and the office to whose accounts payments are to be credited) for any Base Rate Loan; and (c) change its Lending Office from time to time by notice to Administrative Agent and the Borrower Parties. In such event, such Lender shall continue to hold the Note, if any, evidencing its Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.04, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Commitment in accordance with the Interest Option selected from time to time by the Borrower Parties for such Borrowing period.
Section 3.08    Joint and Several Liability. Each Fund Borrower acknowledges, agrees, represents and warrants the following:
(a)    Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, Fund Borrowers in part based upon the assurances by each Fund Borrower that each Fund Borrower desires that the Obligations of the Fund Borrowers be honored and enforced as separate obligations of each Fund Borrower, should Administrative Agent and the Lenders desire to do so.

(b)    Combined Liability. Notwithstanding the foregoing, the Fund Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities of the Fund Borrowers, including, without limitation, the Obligations, and Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans, the Letters of Credit and the other Obligations against any one or more of the Fund Borrowers.
(c)    Separate Exercise of Remedies. Administrative Agent (on behalf of the Lenders) may exercise remedies against each Fund Borrower and its property separately, whether or not Administrative Agent exercises remedies against the other Fund Borrowers or their property. Administrative Agent may enforce one or more Fund Borrower’s obligations without enforcing the other Fund Borrowers’ obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Fund Borrower’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of the other Fund Borrowers. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Obligations only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Obligations secured by such Collateral Documents under the applicable state Law.
ARTICLE IV

CHANGE IN CIRCUMSTANCES.
Section 4.01    Taxes. For purposes of this Section 4.01, the term “Lender” includes the Letter of Credit Issuer.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Borrower Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable withholding agent, as determined under applicable U.S. Treasury regulations or other applicable Law) require the deduction or withholding of any Tax from any such payment by Administrative Agent or a Borrower Party, then Administrative Agent or such Borrower Party shall be entitled to make such deduction or withholding.

(ii)    If any Borrower Party or Administrative Agent shall be required by the Code or applicable U.S. Treasury regulations to withhold or deduct any Taxes from any payment, then: (A) such Borrower Party or Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received, if any, pursuant to subsection (e) below; (B) such Borrower Party or Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Borrower Party or Administrative Agent shall be required by any applicable Laws other than the Code or applicable U.S. Treasury regulations to withhold or deduct any Taxes from any payment, then: (A) such Borrower Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon applicable Laws, and, if relevant, the information and documentation it has received pursuant to subsection (e) below; (B) such Borrower Party or Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by Borrower Parties. Without limiting (and without duplication of) the provisions of subsection (a) above, each Borrower Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Borrower Parties shall, and do hereby, indemnify each Recipient within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the applicable Borrower Party by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor: (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so); (B) Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(e) relating to the maintenance of a Participant Register; and (C) Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 4.01(c)(ii).
(d)    Evidence of Payments. Upon request by a Borrower Party or Administrative Agent, as the case may be, after any payment of Taxes by such Borrower Party or by Administrative Agent to a Governmental Authority as provided in this Section 4.01, such Borrower Party shall deliver to Administrative Agent or Administrative Agent shall deliver to such Borrower Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or other evidence of such payment reasonably satisfactory to such Borrower Party or Administrative Agent, as the case may be.
(e)    Status of Recipients; Tax Documentation.
(i)    Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Parties and Administrative Agent, at the time or times reasonably requested by the Borrower Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower Parties or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Parties or Administrative Agent as will enable the Borrower Parties or Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B), 4.01(e)(ii)(D) and 4.01(e)(ii)(E)) shall not be required if in a Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)    Without limiting the generality of the foregoing, if any Borrower Party is a U.S. Person:
(A)    any Recipient that is a U.S. Person shall deliver to the applicable Borrower Party and Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower Party and Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower Party (or the Borrower Parties in the aggregate) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (for example, where the Foreign Lender is a partnership or a participating Lender granting a participation), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Parties and Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Parties or Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code or any applicable intergovernmental agreement, as applicable), such Recipient shall deliver to the Borrower Parties and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower Parties or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or any applicable intergovernmental agreement, as applicable) and such additional documentation reasonably requested by the Borrower Parties or Administrative Agent as may be necessary for the Borrower Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement; and

(E)    on or before the date the Administrative Agent (or any successor thereto) becomes a party to this Credit Agreement, such Administrative Agent shall provide to the Borrower Parties, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) if the Administrative Agent is a U.S. Person, executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax, or (ii) if the Administrative Agent is not a U.S. Person, (A) with respect to any payments to be received on its own behalf, executed copies of IRS Form W-8ECI or W-8BEN-E, as applicable, and (B) with respect to payments received on account of any Lender, executed copies of a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes.
(iii)    Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Borrower Parties and Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower Party or with respect to which any Borrower Party has paid additional amounts pursuant to this Section 4.01, it shall pay to such Borrower Party an amount equal to such refund (but only to the extent of indemnity payments made by such Borrower Party under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower Parties, upon the written request of such Recipient, agree to repay the amount paid over to any such Borrower Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to a Borrower Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 4.02    Illegality. If any Lender reasonably determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower Parties through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations or to convert Loans accruing interest calculated by reference to the Base Rate to be Loans calculated by LIBOR or to convert Loans accruing interest calculated by reference to LIBOR to be Loans calculated by reference to the Base Rate (where the Base Rate is also calculated off LIBOR in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrower Parties that the circumstances giving rise to such determination no longer exist. Upon the prepayment of any such Loans, the Borrower Parties shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 4.03    Inability to Determine Rates. If the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits in Dollars are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of any LIBOR Rate Loan; (b) adequate and reasonable means do not exist for determining LIBOR; or (c) LIBOR does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan, then: (i) the Administrative Agent shall forthwith notify the Lenders and the Borrower Parties; and (ii) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that LIBOR applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (A) the Administrative Agent shall forthwith so notify the Borrower Parties and the Lenders; and (B) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to LIBOR; provided that, (x) if the foregoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be converted to Base Rate Loans only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrower Parties may revoke any outstanding Requests for Borrowing.
Section 4.04    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if:
(i)    (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Credit Agreement and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Credit Agreement or any other Loan Document, or

(ii)    (A)    a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2), (3) or (4) of the definition of “Benchmark Replacement”; and
(B)    the Administrative Agent subsequently determines, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has become available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for Dollar-denominated transactions utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for Dollar-denominated syndicated credit facilities by the Relevant Governmental Body and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent), then clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Credit Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies all the parties hereto prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Credit Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes.
(d)    London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 4.04 shall be deemed satisfied.

Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 4.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document.
Section 4.05    Increased Costs Generally; Reserves on LIBOR Rate Loans.
(a)    Change in Law. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted LIBOR) or the Letter of Credit Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (B) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Letter of Credit Issuer or London or any other applicable offshored interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Letter of Credit Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Letter of Credit Issuer or such other Recipient hereunder (whether of principal, interest or any other amount), in each case, in an amount that the Lender deems material in its reasonable discretion, then, upon written request of such Lender, the Letter of Credit Issuer or other Recipient, the Borrower Parties shall pay to any such Lender, the Letter of Credit Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered (provided, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to the Borrower Parties).

(b)    Capital and Liquidity Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Letter of Credit Issuer, as applicable, the Borrower Parties shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower Parties, shall be conclusive absent manifest error. The Borrower Parties shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrower Parties shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower Parties of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 4.06    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower Parties shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any breakage fees, loss, cost or expense (other than lost profits that would have resulted from interest if such Loan had been funded) incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrower Parties (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to accept a LIBOR Rate Loan after the Borrower Parties shall have requested such Loan under the Credit Agreement, (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan, (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrower Parties to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made.

Section 4.07    Mitigation Obligations; Replacement of Lenders. (a)  Designation of a Different Lending Office. If any Lender requests compensation under Section 4.05, or requires a Borrower Party to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then, at the request of the Borrower Parties, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.05 or if any Borrower Party is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, and in each such case such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.07(a), the Borrower Parties may replace such Lender in accordance with Section 13.12.
(c)    Survival. Each Borrower Party’s obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrower Parties of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.
Section 4.08    Cash Collateral. At any time that there shall exist a Defaulting Lender, by the Required Payment Time, the Borrower Parties shall Cash Collateralize the Fronting Exposure of the Letter of Credit Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.15 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest; Other Claims/Deficiency.
(i)    The Borrower Parties, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability, to be applied pursuant to subsection (b) below.
(ii)    If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Letter of Credit Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower Parties will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 4.08 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Liability (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Letter of Credit Issuer shall no longer be required to be held as Cash Collateral pursuant to this Section 4.08 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further, that to the extent that such Cash Collateral was provided by the Borrower Parties, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
ARTICLE V

SECURITY.
Section 5.01    Liens and Security Interest. To secure performance by the Borrower Parties of the payment and performance of the Obligations:
(i)    each Fund Borrower shall grant to Administrative Agent, for the benefit of each Lender an exclusive, perfected, first priority security interest (subject to Permitted Liens) and Lien in and to the Collateral Accounts pursuant to an Assignment of Account for the Collateral Accounts; and
(ii)    each Fund Borrower shall grant to Administrative Agent, for the benefit of each Lender, a perfected, first priority security interest (subject to Permitted Liens) and Lien in and on the Capital Calls, Capital Commitments, and Capital Contributions with respect to such Fund Borrower’s, including, without limitation, any rights to make Capital Calls, receive payment of Capital Commitments and enforce the payment thereof pursuant to a Security Agreement and to enforce the payment thereof or any guarantees thereof now existing or hereafter arising (the collateral in clauses (i)-(ii) of this Section 5.01 being, collectively, the “Collateral”).
For the avoidance of doubt, the proceeds from any liquidation or distribution in connection with a Portfolio Company that are not held in a Collateral Account, are not Collateral.

Section 5.02    Collateral Accounts; Capital Calls. (a)  Collateral Accounts. Each Fund Borrower that becomes party to a Security Agreement shall require that all Investors wire-transfer to the applicable Account Bank, for further credit to the applicable Collateral Account, either directly or through the applicable AML Account, all monies or sums paid or to be paid by any Investor to the capital of any Fund Borrower that is party to a Security Agreement as Capital Contributions as and when Capital Contributions are called pursuant to the Capital Call Notices. In addition, the Fund Borrowers that are party to a Security Agreement shall, upon receipt, deposit in the applicable Collateral Account, either directly or through the applicable AML Account, any payments and monies that the Fund Borrowers receive directly from Investors as Capital Contributions. Pursuant to the Administration Agreement Side Letter, the funds on deposit in Borrower’s AML Account shall, if not returned to an applicable Investor, be transferred directly into Borrower’s Collateral Account. Each Fund Borrower that is party to a Security Agreement shall use commercially reasonable efforts to ensure that, at all times, Administrative Agent shall have electronic monitoring access to the Collateral Accounts.
(b)    No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither Administrative Agent, nor any Lender undertakes any duties, responsibilities, or liabilities with respect to Capital Calls, except to maintain the confidentiality thereof in accordance with this Credit Agreement (including, without limitation, Section 13.17). None of them shall be required to refer to the Constituent Documents of any Fund Borrower or take any other action with respect to any other matter which might arise in connection with such Constituent Documents or the Subscription Agreements, or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Fund Borrower or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.
(c)    Capital Call Notices and Borrowing Base Certificate. In order that Lenders may monitor the Collateral and the Capital Commitments, no Fund Borrower shall issue any Capital Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to Administrative Agent a representative copy of the Capital Call Notice in accordance with Section 9.01(e) hereof.
(d)    Use of Collateral Accounts. The Borrower Parties may withdraw funds from the Collateral Accounts only in compliance with Section 10.11. Upon the occurrence and during the continuance of a Cash Control Event, Administrative Agent is authorized to take exclusive control of the Collateral Accounts. If any Account Bank with respect to any Collateral Account ceases to be an Eligible Institution, each Borrower Party, as applicable, shall have thirty (30) days following notice from Administrative Agent to move its Collateral Account to a replacement Account Bank that is an Eligible Institution. If an Account Bank terminates a Control Agreement or the AML Administrator terminates an Administration Agreement Side Letter, the applicable Borrower Party shall either deposit all proceeds from such collateral account to an existing Collateral Account and AML Account or open new account(s) that is subject to a new Control Agreement and Administration Agreement Side Letter with a replacement Account Bank and AML Administrator, respectively, within thirty (30) days of such termination (or such later date as Administrative Agent shall reasonably agree to in its sole discretion).

(e)    Action by Administrative Agent. Each Fund Borrower that is party to a Security Agreement hereby irrevocably authorizes and directs Lenders, acting through Administrative Agent, upon the occurrence and during an Event of Default, to charge from time to time its Collateral Account for amounts not paid when due and payable (after the passage of any applicable grace period) to Lenders or any of them hereunder or under the Notes. Subject to Section 11.02, Administrative Agent, on behalf of Lenders, is hereby authorized, in the name of the applicable Fund Borrower, at any time or from time to time upon the occurrence and while an Event of Default exists, to initiate one or more Capital Call Notices in order to pay the Obligations.
Section 5.03    Agreement to Deliver Additional Collateral Documents. The Borrower Parties shall deliver such security agreements, financing statements, assignments, notices and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority (subject to Permitted Liens) Liens and security interests granted or purported to be granted in accordance with this Section 5.
Section 5.04    Subordination of Claims. Unless the prior written consent of the Administrative Agent has been obtained, during the continuance of an Event of Default at any time when there are any Obligations outstanding other than any unasserted contingent indemnification obligations not yet due and payable, no Borrower Party shall make any payments or advances of any kind directly or indirectly, on any debts and liabilities to any other Borrower Party, Investor or the Investment Manager whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created, and during such time all such debts and liabilities (together with any Liens on assets securing the payment of all or any portion thereof) shall be subordinated to and junior in right and in payment to the Obligations; provided that, for the avoidance of doubt, the Borrower Parties shall be permitted to pay to the Investment Manager any management fees then due and owing under the terms of the applicable Constituent Document from sources other than the Collateral. The Investment Manager acknowledges and agrees that at any time an Event of Default has occurred and is continuing, the payment of any and all management or other fees due and owing to it from any Borrower Party from sources constituting Collateral shall be subordinated to and inferior in right and payment to the Obligations in all respects.
ARTICLE VI

GUARANTY.

Section 6.01    Guaranty of Payment. Subject to the limitation set forth below, each Fund Borrower (for the purposes of this Section 6, a “Fund Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to each Lender and the Administrative Agent the prompt payment of the Obligations of each Qualified Borrower in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), including, without limitation, all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with each Qualified Borrower Note (the “Fund Guaranteed Obligations”). The guaranty in this Section 6 (this “Fund Borrower Guaranty”) is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all of the Fund Guaranteed Obligations whenever arising. Each Fund Guarantor hereby further agrees that if any of the Qualified Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Fund Guaranteed Obligations, such Fund Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Fund Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 6.02    Obligations Unconditional. The obligations of each Fund Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense (other than payment or performance) of a surety or any Fund Guarantor. Each Fund Guarantor agrees that this Fund Borrower Guaranty may be enforced by Administrative Agent or the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes or any of the other Loan Documents or any Collateral, if any, hereafter securing the Fund Guaranteed Obligations or otherwise and each Fund Guarantor hereby waives the right to require Administrative Agent or the Lenders to make demand on or proceed against any Loan Party or any other Person (including a co-guarantor) or to require Administrative Agent or the Lenders to pursue any other remedy or enforce any other right. Each Fund Guarantor further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from Administrative Agent or the Lenders in connection with monies received under the Loan Documents. Each Fund Guarantor further agrees that nothing contained herein shall prevent Administrative Agent or the Lenders from suing on the Qualified Borrower Notes or any of the other Loan Documents or foreclosing its or their, as applicable, security interest in or Lien on any Collateral securing the Fund Guaranteed Obligations or from exercising any other rights available to it or them, as applicable, under this Credit Agreement, the Notes, any other of the Loan Documents, or any other instrument of security, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Fund Guarantor’s obligations hereunder. Neither any Fund Guarantor’s obligations under this Fund Borrower Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Qualified Borrower or by reason of the bankruptcy or insolvency of any Qualified Borrower. Each Fund Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Fund Guaranteed Obligations and notice of or proof of reliance by Administrative Agent or any Lender on this Fund Borrower Guaranty or acceptance of this Fund Borrower Guaranty. The Fund Guaranteed Obligations, and any part of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Fund Borrower Guaranty. All dealings between any Qualified Borrower, on the one hand, and Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Fund Borrower Guaranty. During the continuance of a Cash Control Event, each Fund Guarantor hereby subordinates to the Fund Guaranteed Obligations all debts, liabilities and other obligations, whether direct, indirect, primary, secondary, several, joint and several or otherwise, and irrespective of whether such debts, liabilities and obligations be evidenced by note, contract, open account, book entry or otherwise, owing to such Fund Guarantor by any other Qualified Borrower. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Fund Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then the obligations of such Fund Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including, without limitation, Debtor Relief Laws).

Section 6.03    Modifications. Each Fund Guarantor agrees that: (a) all or any part of the Collateral now or hereafter held for the Fund Guaranteed Obligations may be exchanged, compromised or surrendered from time to time; (b) none of the Lenders, nor Administrative Agent shall have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held for the Fund Guaranteed Obligations; (c) the time or place of payment of the Fund Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) any Qualified Borrower and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Qualified Borrower Notes or any of the other Loan Documents, including, without limitation, this Credit Agreement (except for this Section 6) may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of any Qualified Borrower or any other party liable for the payment of the Fund Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Fund Guaranteed Obligations, all without notice to or further assent by any Fund Guarantor, each of which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
Section 6.04    Waiver of Rights. Each Fund Guarantor expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of this Fund Borrower Guaranty by the Lenders and of all extensions of credit to any Qualified Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Fund Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Credit Agreement) with respect to the Fund Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance hereafter securing the Fund Guaranteed Obligations, or the Lenders subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; and (e) all other notices to which any Fund Guarantor might otherwise be entitled with respect to the Fund Guaranteed Obligations.

Section 6.05    Reinstatement. Notwithstanding anything contained in this Credit Agreement or the other Loan Documents, the obligations of each Fund Guarantor under this Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Fund Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Fund Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Fund Guarantor agrees that it will indemnify Administrative Agent and each Lender for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law, in accordance with Section 13.06(a).
Section 6.06    Remedies. Each Fund Guarantor agrees that, as between Fund Guarantors, on the one hand, and Administrative Agent and the Lenders, on the other hand, the Fund Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 11.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Fund Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Fund Guaranteed Obligations being deemed to have become automatically due and payable), such Fund Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Fund Guarantors. Each Fund Guarantor acknowledges and agrees that its obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
Section 6.07    Subrogation. Each Fund Guarantor agrees that, until the indefeasible payment of the Fund Guaranteed Obligations in full in cash and the termination of the Commitments, it will not exercise, and hereby subordinates, any right of reimbursement, subrogation, contribution, offset, indemnification or other claims against any other Qualified Borrower or any other guarantor of the Fund Guaranteed Obligations, arising by contract or operation of law in connection with any payment made or required to be made by such Fund Guarantor under this Credit Agreement or the other Loan Documents, in each case with respect to the Fund Guaranteed Obligations. After the indefeasible payment in full in cash of the Fund Guaranteed Obligations (other than any part of the Fund Guaranteed Obligations that represents contingent contractual indemnities) and the termination of the Commitments, each Fund Guarantor shall be entitled to exercise against any other Qualified Borrower all such rights of reimbursement, subrogation, contribution, indemnification and offset, and all such other claims, to the fullest extent permitted by law.
Section 6.08    Joint and Several Liability. Each Fund Guarantor acknowledges, agrees, represents and warrants the following:
(a)    Inducement. The Lenders have been induced to make the Loans to Qualified Borrowers in part based upon the assurances by each Fund Guarantor that each Fund Guarantor desires that the obligations under this Fund Borrower Guaranty be honored and enforced as separate obligations of each Fund Guarantor, should Administrative Agent and the Lenders desire to do so.

(b)    Combined Liability. Notwithstanding the foregoing, Fund Guarantors shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities of the Qualified Borrowers, including, without limitation, the Fund Guaranteed Obligations, and Administrative Agent and the Lenders may at their option enforce the entire amount of the Fund Guaranteed Obligations against any one or more Fund Guarantors.
(c)    Separate Exercise of Remedies. Administrative Agent (on behalf of the Lenders) may exercise remedies against each Fund Guarantor and its property separately, whether or not Administrative Agent exercises remedies against the other Fund Guarantors or their properties. Administrative Agent may enforce one or more Fund Guarantor’s obligations without enforcing any other Fund Guarantor’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Fund Guarantor’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of the other Fund Guarantors. If Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Fund Guaranteed Obligations only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Fund Guaranteed Obligations secured by such Collateral Documents under the applicable state Law. Notwithstanding anything to the contrary herein this subsection (c), any reference to the Fund Guarantors’ obligations, or remedies against any Fund Guarantor’s property, is only with respect to the Fund Borrower Guaranty and each Fund Guarantor’s obligations thereunder with respect to the Fund Guaranteed Obligations.
ARTICLE VII

CONDITIONS TO CREDIT EXTENSIONS.
Section 7.01    Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Borrowing hereunder or cause the issuance of the initial Letter of Credit is subject to the satisfaction or waiver in writing of the following conditions precedent that Administrative Agent shall have received, on or before the Closing Date, the following:
(a)    Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;
(b)    Notes. If requested by such Lender, a Note, payable to the applicable Lender, duly executed and delivered by the Initial Borrower;
(c)    Security Agreement. The Security Agreement, duly executed and delivered by Initial Borrower;
(d)    Assignment of Account. The Assignment of Account, duly executed and delivered by the Initial Borrower;
(e)    Control Agreement. The Control Agreement, duly executed and delivered by the Initial Borrower and the Account Bank; and the Administration Agreement Side Letter, duly executed and delivered by the Initial Borrower and the AML Administrator;

(f)    Financing Statements.
(i)    searches of Filings (or their equivalent) in each jurisdiction where a Filing has been or would need to be made in order to perfect Lenders’ Liens in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all Liens and other rights of any Person in any Collateral previously granted; and
(ii)    duly authorized UCC Filings for each appropriate jurisdiction as is necessary, in Administrative Agent’s sole discretion, to perfect the Lenders’ Liens in the Collateral;
(g)    Authority. Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officer of the Initial Borrower as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Loan Documents to which the Initial Borrower is a party;
(h)    Constituent Documents. Such evidence as Administrative Agent may reasonably require to verify that the Initial Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of the Initial Borrower’s Constituent Documents, statutory registers, certificates of good standing and/or qualification to engage in business and tax clearance certificates (if applicable) (or similar instruments);
(i)    Responsible Officer Certificate. A certificate from a Responsible Officer of the Initial Borrower, substantially in the form of Exhibit M attached hereto;
(j)    Opinion of Counsel. An opinion of Ropes & Gray LLP, counsel to the Initial Borrower as to matters of United States law customary for a transaction of this type or otherwise substantially in a form reasonably acceptable to Administrative Agent;
(k)    ERISA Deliverables. With respect to the Initial Borrower, a No Plan Asset Certificate or an Operating Company Opinion delivered to Administrative Agent;
(l)    Investor Documents. Administrative Agent shall have received, with respect to each Borrowing Base Investor, a copy of its duly executed Subscription Agreement and any related Side Letters;
(m)    [Reserved];
(n)    “Know Your Customer” Information and Documents. Lenders shall have received all items required to make the Initial Borrower KYC Compliant;
(o)    Beneficial Ownership Certification. The Lenders shall have received at least three (3) Business Days (or such shorter period as Administrative Agent may agree) prior to the Closing Date a Beneficial Ownership Certification in relation to each Borrower Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

(p)    Fees; Costs and Expenses. Payment of all fees and other amounts due and payable by the Initial Borrower pursuant to this Credit Agreement and the other Loan Documents on or prior to the date hereof and, to the extent invoiced prior to the Closing Date, reimbursement or payment of all expenses required to be reimbursed or paid by the Initial Borrower under this Credit Agreement and the other Loan Documents, including the reasonable fees and disbursements invoiced through the date hereof of Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP.
Without limiting the generality of the provisions of the last paragraph of Section 12.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
Section 7.02    All Loans and Letters of Credit. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type of Loan, a continuation of LIBOR Rate Loans) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including the initial Letter of Credit), is subject to the following conditions precedent that:
(a)    Representations and Warranties. The representations and warranties contained in Section 8 or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, of each Fund Borrower and of each other Borrower Party to which a Credit Extension or issuance of such Letter of Credit is being made or by which such Credit Extension is being guaranteed, shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of the date of any such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 7.02(a), the representations and warranties contained in Section 8.07 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 9.01;
(b)    No Default. No Event of Default or Default exists at such date;
(c)    Loan Notice. Administrative Agent shall have received a Loan Notice or Request for Letter of Credit together with a Borrowing Base Certificate;
(d)    No Investor Excuses. Other than as disclosed to the Administrative Agent in writing, the Borrower Parties have no knowledge of any event or circumstance that would entitle any Included Investor to exercise any withdrawal, reduction, excuse or exemption right under the applicable Constituent Document, its Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided, that if the Borrower Parties have disclosed a potential withdrawal, reduction, excuse or exemption right to the Administrative Agent in writing, the withdrawn, reduced, excused or exempted portion of the applicable Included Investor’s Unfunded Commitment shall be excluded from the calculation of the Borrowing Base, but the Lenders shall be obligated to advance the requested Borrowing and the Letter of Credit Issuer shall be obligated to cause the issuance of each requested Letter of Credit upon satisfaction of the other conditions therefor);

(e)    Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrower Parties;
(f)    Available Commitment. As applicable (i) after giving effect to the proposed Borrowing, the Principal Obligations will not exceed the Available Commitment; or (ii) after giving effect to the issuance of the requested Letter of Credit, the Letter of Credit Liability will not exceed the lesser of: (A) the remainder of: (1) the Available Commitment as of such date; minus (2) the Principal Obligations as of such date; and (B) the Letter of Credit Sublimit on such date;
(g)    Daily Borrowing Sublimit. Any proposed Borrowing of a Base Rate Loan on a same-day basis will not exceed the Daily Borrowing Sublimit; and
(h)    Fees; Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower Party pursuant to this Credit Agreement and the other Loan Documents on or prior to the date thereof and, to the extent invoiced prior such date, reimbursement or payment of all fees and expenses due and payable by any Borrower Party under this Credit Agreement and the other Loan Documents.
Section 7.03    Qualified Borrower Loans. The obligation of each Lender to advance a Loan to a Qualified Borrower or to cause the issuance of a Letter of Credit to a Qualified Borrower is subject to the following additional conditions precedent that:
(a)    Approval of Qualified Borrower. In order for an entity to be approved as a Qualified Borrower, the Borrower Parties must obtain the written consent of all Lenders, not to be unreasonably withheld and the provisions of this Section 7.03 shall be satisfied;
(b)    Qualified Borrower Note. Administrative Agent shall have received a duly executed Qualified Borrower Note complying with the terms and provisions hereof;
(c)    Authorizations of Qualified Borrower. Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Notes, duly adopted by Qualified Borrower, as required by Law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(d)    Incumbency Certificate. Administrative Agent shall have received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;
(e)    Opinion of Counsel to Qualified Borrower. Administrative Agent shall have received an opinion of counsel for the Qualified Borrower customary for a transaction of this type or otherwise in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent for the benefit of Lenders;

(f)    Opinion of Counsel to Fund Guarantors. To the extent not covered in an opinion previously delivered, Administrative Agent shall have received an opinion of counsel for Fund Guarantors customary for a transaction of this type or otherwise in form and substance reasonably satisfactory to Administrative Agent and addressed to Administrative Agent, with respect to the enforceability of the Fund Borrower Guaranty with respect to such Fund Guarantor and Qualified Borrower;
(g)    ERISA Status. With respect to the initial advance to such Qualified Borrower, only, a No Plan Asset Certificate or an Operating Company Opinion delivered to the Administrative Agent
(h)    “Know Your Customer” Information and Documents. Lenders shall have received all items required to make such Qualified Borrower KYC Compliant;
(i)    Beneficial Ownership Certification. If such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders shall have received, sufficiently in advance of (but in any event, unless the Administrative Agent otherwise agrees to, not less than three (3) Business Days prior to) the date such Person becomes a Qualified Borrower, a Beneficial Ownership Certification in relation to such Qualified Borrower;
(j)    Due Diligence Review. Administrative Agent and Lenders shall have completed to the reasonable satisfaction of each, its due diligence review of such Qualified Borrower, and its respective management, controlling owners, systems and operations; and
(k)    Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower Party pursuant to this Credit Agreement and the other Loan Documents on or prior to the date of such Qualified Borrower becoming a Borrower Party hereunder and, to the extent invoiced, reimbursement or payment of all fees and expenses required to be reimbursed or paid by the Borrower Parties under this Credit Agreement and the other Loan Documents; and
(l)    Additional Information. Administrative Agent shall have received such other information and documents as may reasonably be required by Administrative Agent and its counsel to the extent such information and documents are consistent with what was required on the Closing Date for the Fund Borrower.
Section 7.04    Addition of Fund Borrowers. The initial admission of a Person as a Fund Borrower (a “Proposed Borrower”) hereunder is subject to the condition precedent that the Fund Borrowers shall have given Administrative Agent at least fifteen (15) Business Days’ (or such shorter period as the Administrative Agent may agree) prior written notice and each of the following conditions precedent shall have occurred:
(a)    Approval. In order for a Proposed Borrower to be approved as a Fund Borrower, the Borrower Parties must obtain the written consent of each Lender, such consent not to be unreasonably withheld or delayed;

(b)    Joinder and Security of New Fund Borrower Obligations. The Proposed Borrower shall provide to Administrative Agent and each of the Lenders duly executed documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that executed by the Fund Borrowers at the Closing Date, including but not limited to a Joinder Agreement (pursuant to which it agrees to be jointly and severally liable for all Obligations), Collateral Documents and such other Loan Documents and filings as Administrative Agent may reasonably request;
(c)    Note. Upon the request of Administrative Agent, such Proposed Borrower shall execute and deliver one or more Notes for the Lenders, reasonably acceptable to Administrative Agent;
(d)    Authorizations. Administrative Agent shall have received from the Proposed Borrower appropriate evidence of the authorization of such Proposed Borrower approving the execution, delivery and performance of its Note, its applicable Collateral Documents and any other Loan Documents required of it, duly adopted by such Proposed Borrower, as required by applicable Law or agreement, and accompanied by a certificate of an authorized Person of such Proposed Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;
(e)    Constituent Documents. The Proposed Borrower shall have delivered to Administrative Agent true and complete copies of the Constituent Documents of such Proposed Borrower, together with statutory registers (if applicable), certificates of existence (if applicable) and good standing (or other similar instruments) of such Proposed Borrower, in each case certified by a Responsible Officer of such Person to be correct and complete copies thereof and in effect on the date such Proposed Borrower becomes a Fund Borrower hereunder and in each case reasonably satisfactory to the Administrative Agent;
(f)    ERISA Status. With respect to such Proposed Borrower, either: (i) an Operating Company Opinion; or (ii) a No Plan Asset Certificate, delivered to Administrative Agent;
(g)    Incumbency Certificate. The Administrative Agent shall have received from the Proposed Borrower a signed certificate of a Responsible Officer which shall certify the names of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by such Proposed Borrower, together with the true signatures of each such Person. Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;
(h)    Opinion of Counsel. Administrative Agent shall have received a written opinion of counsel for the Proposed Borrower (including, without limitation, foreign counsel as necessary to provide opinions regarding corporate formation, authorization, execution and no conflict) customary for a transaction of this type or otherwise in form and substance reasonably satisfactory to Administrative Agent;
(i)    “Know Your Customer” Information and Documents. Lenders shall have received all items required to make such Proposed Borrower KYC Compliant;
(j)    Beneficial Ownership Certification. If such Proposed Borrower, qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Lenders shall have received, at least three (3) Business Days (or such shorter period as Administrative Agent may agree) prior to the date such Person becomes a Proposed Borrower, a Beneficial Ownership Certification in relation to such Proposed Borrower;

(k)    Fees, Costs and Expenses. All fees and other invoiced amounts due and payable by any Borrower Party on or prior to the date of such Proposed Borrower becoming a Fund Borrower hereunder and, to the extent invoiced, all expenses required to be reimbursed or paid by any Borrower Party hereunder, shall have been paid, or shall be paid by being deducted from the proceeds of any related Borrowing, in each case to the extent delivered at least two (2) Business Days prior to the date of such Proposed Borrower becoming a Fund Borrower hereunder;
(l)    Due Diligence Review. Administrative Agent and Lenders shall have completed to the reasonable satisfaction of each, its due diligence review of such Proposed Borrower, and its respective management, controlling owners, systems and operations; and
(m)    Additional Information. Administrative Agent shall have received such other information and documents in respect of such Proposed Borrower as may be reasonably required by the Administrative Agent and its counsel, to the extent such information and documents are consistent with what was required on the Closing Date for the Initial Borrower.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Borrower Party, as applicable, represents and warrants to the Administrative Agent and the Lenders that:
Section 8.01    Organization and Good Standing of Borrower Parties. Each Fund Borrower is, and each other Borrower Party is, at the time a Credit Extension is made to or guaranteed by such Borrower Party, duly organized or established (as the case may be) and validly existing under the Laws of the jurisdiction of its organization or establishment (as the case may be), has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization of each Borrower Party is set forth on Schedule 8.13, or on a revised Schedule 8.13 delivered to Administrative Agent pursuant to Section 9.01(j).
Section 8.02    [Reserved].
Section 8.03    Authorization and Power. Each Fund Borrower has, and each other Borrower Party has, at the time a Credit Extension is made to or guaranteed by such Borrower Party, the partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and the other Loan Documents to be executed by it. Each Fund Borrower is, and each other Borrower Party is, at the time a Credit Extension is made to or guaranteed by such Borrower Party, duly authorized to, and has taken all partnership, limited liability company and corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its respective obligations under, and to consummate the transactions contemplated in, this Credit Agreement, the Notes, and such other Loan Documents.

Section 8.04    No Conflicts or Consents. None of the execution and delivery of this Credit Agreement, the Notes, or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with any provision of Law or regulation to which any Fund Borrower is subject (or to which any other Borrower Party is subject at the time a Credit Extension is made to or guaranteed by such Borrower Party), or any of the Constituent Documents of any Fund Borrower (or of any other Borrower Party at the time a Credit Extension is made to or guaranteed by such Borrower Party), any judgment, license, order, or permit, or any indenture, mortgage, deed of trust, or other agreement or instrument applicable to, or by which any Fund Borrower may be bound (or applicable to or by which any other Borrower Party may be bound at the time a Credit Extension is made to or guaranteed by such Borrower Party), nor will such execution, delivery, consummation or compliance result in the creation or imposition of a material Lien on any of the properties or assets of any Fund Borrower, other than the Liens provided for in Section 5.01, in each case that would be reasonably likely to result in a Material Adverse Effect. No consent, approval, authorization, or order of any court or Governmental Authority or third party is required in connection with the execution and delivery, or performance, by any Fund Borrower of the Loan Documents or to consummate the transactions contemplated hereby or thereby, the failure to so obtain would result in a Material Adverse Effect.
Section 8.05    Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which it is a party are the legal and binding obligations of each Borrower Party, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles (whether considered a proceeding in equity or law).
Section 8.06    Priority of Liens. The Collateral Documents create, as security for the Obligations, valid and enforceable, first priority Liens (subject only to Permitted Liens) on all of the Collateral in which any Fund Borrower has any right, title or interest, in favor of Administrative Agent for the benefit of Lenders, except as enforceability may be limited by Debtor Relief Laws and equitable principles.
Section 8.07    Financial Condition. Beginning with the financial statements covering the first closing of each Fund Borrower, each Fund Borrower has delivered to Administrative Agent the most-recently available copies of the financial statements and reports described in Section 9.01, certified as true and correct in all material respects by a Responsible Officer of such Fund Borrower. Such statements fairly present, in all material respects, the financial condition of such Fund Borrower as of the applicable date of delivery, and the results of such Fund Borrower’s operations for the period covered thereby, and have been prepared in accordance with Generally Accepted Accounting Principles, and subject to year-end adjustments and absence of footnotes.
Section 8.08    Full Disclosure. No report, financial statement, certificate or other written information furnished with respect to any Fund Borrower, by or on behalf of any Borrower Party to Administrative Agent or any Lender in connection with the transaction contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (when taken as a whole) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made and as of the date the same are so furnished, not misleading in any material respect.
Section 8.09    No Default. No event has occurred and is continuing which constitutes an Event of Default or a Default.

Section 8.10    No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending against any Borrower Party that have resulted in a Material Adverse Effect.
Section 8.11    Material Adverse Change. No changes to any Fund Borrower have occurred since the date of the most recent audited financial statements of such Fund Borrower delivered to Lenders that would reasonably be expected to result in a Material Adverse Effect.
Section 8.12    Taxes. The Initial Borrower is and has always been a RIC. All tax returns required to be filed by any Borrower Party in any jurisdiction have been filed and all Taxes upon such Borrower Party or upon any of its respective properties, income or franchises have been paid prior to the time that such Taxes would give rise to a Lien thereon (other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) or to the extent the failure to do so would not be reasonably expected to have a Material Adverse Effect. There is no proposed Tax assessment against any Borrower Party or any basis for such assessment which is material and not being contested in good faith or has resulted in a Material Adverse Effect.
Section 8.13    Principal Office; Jurisdiction of Formation. As of the date hereof, (a) each of the principal office, chief executive office, and principal place of business of such Borrower Party is correctly listed on Schedule 8.13 hereto; and (b) the jurisdiction of formation of such Borrower Party is correctly listed on Schedule 8.13 hereto, and such Borrower Party is not organized under the laws of any other jurisdiction.
Section 8.14    ERISA Compliance. (a)  No Borrower Party has established, maintains, contributes to, or has incurred any liability with respect to, any Plan, individually or in the aggregate, which has resulted in a Material Adverse Effect;
(b)    no ERISA Affiliate of any Borrower Party has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan, individually or in the aggregate, which has resulted in a Material Adverse Effect;
(c)    the assets of each Borrower Party do not constitute Plan Assets; and
(d)    assuming no Credit Extension is funded or held with Plan Assets (unless the applicable Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied), the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations in accordance with the Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement do not and will not constitute a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that would subject Administrative Agent or Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Code or ERISA.
Section 8.15    Compliance with Law. Each Fund Borrower is, and each other Borrower Party is, at the time any Credit Extension is made to or guaranteed by such Borrower Party, in compliance in all material respects with all Laws, rules, regulations, orders, and decrees which are applicable to such Borrower Party or its properties, including, without limitation, Environmental Laws and the Investment Company Act.

Section 8.16    Hazardous Substances. No Fund Borrower: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which individually or in the aggregate has resulted in a Material Adverse Effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by a Borrower Party, or any permit issued under any Environmental Law to such Borrower Party; or (ii) the Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability in connection with the Release or threatened Release of any Hazardous Material into the environment which individually or in the aggregate has resulted in a Material Adverse Effect.
Section 8.17    Insider. No Fund Borrower is, nor is any other Borrower Party or guarantor of such Borrower Party at the time a Credit Extension is made to such Borrower Party, an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a Bank Holding Company of which any Lender is a subsidiary, or of any subsidiary, of a Bank Holding Company of which any Lender is a subsidiary, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.
Section 8.18    [Reserved].
Section 8.19    Capital Commitments and Contributions. Except as otherwise disclosed in writing to Administrative Agent, there are no Capital Call Notices outstanding and no Investor is in default under the applicable Constituent Document or its Subscription Agreement. Prior to the date hereof, each Fund Borrower that is party to a Security Agreement has satisfied all conditions to its rights to make a Capital Call, including any and all conditions contained in its Constituent Documents or the Subscription Agreements.
Section 8.20    Fiscal Year. The fiscal year of each Fund Borrower is the calendar year, or such other period permitted under Section 10.04 as such Person has notified Administrative Agent in writing.
Section 8.21    No Defenses. Such Borrower Party has no knowledge of a default or circumstance which with the passage of time and/or giving of notice would constitute an event of default under its Constituent Documents or any Subscription Agreement or Side Letter which would constitute a defense to the obligations of a majority of such Borrower Party’s Investors, if applicable, to make Capital Contributions to such Borrower Party, if applicable, pursuant to a Capital Call in accordance with the Subscription Agreements (and any Side Letters) or such Borrower Party’s Constituent Document, if applicable, and has no knowledge of any claims of offset or any other claims of the Investors against such Borrower Party which would reasonably be expected to diminish or adversely affect the obligations of the Included Investors to make Capital Contributions and fund Capital Calls in accordance with the Subscription Agreements (and any related Side Letters) or the applicable Borrower Party’s Constituent Document, other than that which has been disclosed in writing by such Borrower Party to the Administrative Agent.
Section 8.22    Margin Stock. No proceeds of any Loan incurred by such Borrower Party or Letter of Credit issued for the account of such Borrower Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in a manner that would result in a violation of Regulation U.

Section 8.23    Sanctions. Such Borrower Party, any Person directly or indirectly controlled by such Borrower Party, and a Person directly or indirectly controlling such Borrower Party is not: (a) a Sanctioned Person, or (b) controlled by or acting on behalf of a Sanctioned Person. Such Borrower Party will not fund any repayment of the credit with proceeds derived, from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to violate any applicable Sanctions. To such Borrower Party’s knowledge (upon due inquiry), none of its Investors, if applicable, is a Sanctioned Person.
Section 8.24    Investors. The Borrowing Base Certificate, as it may be updated in writing from time to time by the Fund Borrowers, is true and correct in all material respects. All the Investors are set forth on Exhibit A and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with this Credit Agreement), and the true and correct Capital Commitment of each Investor is set forth on Exhibit A (or on any such revised Exhibit A).
Section 8.25    Investment Company Act. No Borrower Party (other than the Initial Borrower) is required to be registered as an “investment company” within the meaning of the Investment Company Act.
Section 8.26    Investment Company Status. (a)  The Initial Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.
(b)    The business and other activities of the Initial Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Fund Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act, including the applicable limitations on Indebtedness, or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Initial Borrower and its Subsidiaries.
(c)    The Initial Borrower is in compliance in all material respects with all written Investment Policies.
Section 8.27    Non-Affiliation with Lenders. To the Initial Borrower’s knowledge, no Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Initial Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).
Section 8.28    Solvency. Each Fund Borrower is Solvent. The Borrower Parties and their subsidiaries (taken as a whole on a consolidated basis) are Solvent.
Section 8.29    Side Letter Condition. To the extent required pursuant to a Side Letter by any Investor in a Fund Borrower, is in compliance with all disclosure requirements and all compliance with law obligations, and has accurately and truthfully disclosed (or to the extent set forth in such Side Letter made representations relating to) all material conflicts of interest and placement agent arrangements applicable to such Investor in connection with its investment in such Fund Borrower, and all matters relating to fee disclosures, gift, “pay-to-play”, political campaign contributions or other similar policies or requirements to the extent required in such Side Letter. No Fund Borrower has any reason to believe that any Investor is entitled to exercise an excuse, withdrawal, transfer, cease funding or other similar right pursuant to any such Side Letter as a result of any breach by the applicable Fund Borrower, of such disclosure or compliance requirements or inaccurate representations.

Section 8.30    MS HNW Investors’ Subscription Agreements. Each MS HNW Investor’s Subscription Agreement has been accepted by the applicable Fund Borrower and, to the knowledge of the Fund Borrowers, has been duly executed by each such Investor. Each MS HNW Investor has accepted, by reference and incorporation in their Subscription Agreement, those certain Terms and Conditions (as defined in each such Subscription Agreements), version date September 2020, and a true, correct and complete copy of which has been provided to the Administrative Agent.
ARTICLE IX

AFFIRMATIVE COVENANTS
So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit, and until payment in full of the Notes and the performance in full of the Obligations under this Credit Agreement and the other Loan Documents, each Fund Borrower agrees that:
Section 9.01    Financial Statements, Reports and Notices. Each Fund Borrower shall deliver to Administrative Agent in form and detail satisfactory to Administrative Agent and the Required Lenders:
(a)    Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year of the Fund Borrowers (subject to late receipt of any required information from portfolio companies, but in any event no later than three (3) Business Days from the date of delivery to the Investors), audited, unqualified financial statements of the Fund Borrowers, including a consolidated balance sheet of the Fund Borrowers as of the end of such fiscal year and the related consolidated statements of operations for such fiscal year prepared by independent public accountants of nationally recognized standing, which report shall be prepared in accordance with Generally Accepted Accounting Principles and shall not be subject to any “going concern” statement (either in the opinion or in the notes) or like qualification or exception or any qualification or exception as to the scope of such audit (provided that it shall not be a violation of this clause (a) if the report and opinion accompanying the financial statements for the last fiscal year of the Fund Borrowers before the Maturity Date is subject to a “going concern” or like qualification solely as a result of the impending Maturity Date under this Credit Agreement);
(b)    Quarterly Statements. Within seventy-five (75) days after the end of each of the first three quarters of each fiscal year of the Fund Borrowers (subject to late receipt of any required information from portfolio companies, but in any event no later than three (3) Business Days from the date of delivery to the Investors), an unaudited consolidated balance sheet of the Fund Borrowers and their consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations for such quarter and for the portion of the fiscal year ended at the end of such quarter, all certified by a Responsible Officer of the Fund Borrowers as presenting fairly in all material respects the financial condition and results of operations of the Fund Borrowers in accordance with Generally Accepted Accounting Principles consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)    Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (a “Compliance Certificate”) of a Responsible Officer of the Fund Borrowers substantially in the form of Exhibit J attached hereto (with blanks appropriately completed in conformity herewith, and which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes): (i) stating that each such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Fund Borrowers during the period covered by such Compliance Certificate; (ii) stating that the Fund Borrowers are in compliance with the covenants set forth in Section 10.12, and containing the calculations evidencing such compliance; (iii) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable Fund Borrower is taking or propose to take with respect thereto; (iv) specifying known changes, if any, in the name of any Investor or in the identity of any Investor, by merger or otherwise, and reporting any transfers of Unfunded Commitments of Investors as required under Section 10.06(c); (v) listing Borrowing Base Investors which have been subject to an Exclusion Event and the nature of such Exclusion Event; and (vi) providing the Unfunded Commitments of the Borrowing Base Investors and a calculation demonstrating that the Principal Obligations do not exceed the Available Commitment;
(d)    Borrowing Base Certificate. A Borrowing Base Certificate from a Responsible Officer of the applicable Fund Borrower delivered: (i) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, containing information as of the date delivered; (ii) concurrently with each Loan Notice or request for a Letter of Credit, containing information as of the date of such notice; (iii) within three (3) Business Days upon the issuance of any Capital Call Notice; (iv) promptly after the occurrence of any Exclusion Event and any Responsible Officer (as set forth on the current incumbency certificate) obtaining actual knowledge thereof (without any obligation of inquiry), containing information as of the date of (and after giving effect to) the exclusion of the applicable Borrowing Base Investor(s); (v) prior to the transfer, withdrawal, assignment, excuse (including any Funding Excuse) or exemption of an Investor’s interest in a Fund Borrower and (vi) upon the occurrence of an event that reduces the Available Commitment;
(e)    Capital Calls. (i) Within three (3) Business Days of the issuance of each Capital Call, notice (via electronic mail or other written communication) to the Administrative Agent of the making of such Capital Call and information as to the timing and amount of such Capital Call to the extent available along with a copy of the Capital Call form delivered to the Investors; and (ii) a report of all Investors (x) failing to fund their Capital Contributions within five (5) Business Days of the date when due and (y) that have funded but whose Capital Contributions are still held in the AML Account five (5) Business Days after the due date.
(f)    [Reserved].
(g)    Other Reporting. Simultaneously with delivery to the Investors, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by a Fund Borrower and generally distributed to the Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies under the Subscription Agreements, the Partnership Agreements or the Constituent Documents of any Borrower Party; and

(h)    ERISA Deliverables.
(i)    Unless an Operating Company Opinion has previously been delivered to Administrative Agent hereunder, each Borrower Party shall deliver to Administrative Agent an Operating Company Opinion on or before the date, if any, that such Borrower Party would hold Plan Assets absent qualification as an Operating Company.
(ii)    With respect to each Borrower Party, for so long as there is any ERISA Investor in such Borrower Party, by the sixtieth (60th) day of each Annual Valuation Period of such Borrower Party in the case of clause (x) or within thirty (30) days following the end of such Borrower’s fiscal year in the case of clause (y), such Borrower Party shall deliver to Administrative Agent either (x) an Operating Company Certificate or (y) a No Plan Asset Certificate.
(i)    Electronic Delivery. Documents required to be delivered pursuant to Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) such documents are transmitted to Administrative Agent via electronic mail; (ii) on which the Fund Borrowers post such documents, or provide a link thereto on the website address (if any) listed on Schedule 13.07; or (iii) on which such documents are posted on the Fund Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided, for the avoidance of doubt, any such posting shall be subject to the applicable Person’s receipt of the e-mail notification set forth in Section 13.07(d)(ii). Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Fund Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(j)    Updated Jurisdiction Information. Upon any change in the information set forth therein (in accordance with Section 10.01), and in connection with the joinder of additional Fund Borrowers pursuant to Section 7.04, the Fund Borrowers will deliver to Administrative Agent an updated Schedule 8.13.
(k)    RIC. Written notice upon any written assertion by a Governmental Authority that the Initial Borrower is not or may not qualify as a RIC.
(l)    Affiliated Person. Any Responsible Officer of the Initial Borrower obtaining knowledge that a Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Initial Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).
(m)    Notice of Certain Changes to Beneficial Ownership Certification. With respect to any Borrower Party that is a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower Party shall promptly give notice to the Lenders of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and promptly deliver an updated Beneficial Ownership Certification.

Section 9.02    Payment of Taxes. The Initial Borrower will continue to be a RIC. Each Fund Borrower will pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would have a Material Adverse Effect; provided, however, that no Fund Borrower shall be required to pay any such Tax, assessment, charge, or levy if and so long as: (a) the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing in this Section 9.02 shall prohibit any merger, consolidation, liquidation, or dissolution permitted by Section 10.02. The Initial Borrower will make sufficient distributions to qualify to be taxed as a RIC so long as such distributions are Permitted RIC Distributions.
Section 9.03    Maintenance of Existence and Rights. Each Fund Borrower will preserve and maintain its existence. Each Fund Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to have a Material Adverse Effect.
Section 9.04    Notice of Default. Each Fund Borrower will furnish to Administrative Agent, (i) within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes an Event of Default and (ii) within three (3) Business Days of becoming aware of the existence of any condition or event which constitutes a Default (including, without limitation, notice that the shareholders, equity holders or limited partners, as applicable, of any Fund Borrower intend to seek the removal of the Investment Manager as the investment manager of such Fund Borrower under the applicable Constituent Document or otherwise), in each case, a written notice specifying the nature and period of existence thereof and the action which the Fund Borrowers are taking or propose to take with respect thereto, and Administrative Agent shall notify Lenders of the same. Each Fund Borrower shall promptly notify Administrative Agent in writing upon becoming aware: (a) that any Investor has violated or breached any material term of the applicable Constituent Document (including becoming a “defaulting” Investor thereunder) or has become an Excluded Investor; or (b) with respect to the State Teachers Retirement System of Ohio, of the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause such Investor to become an Excluded Investor.
Section 9.05    Other Notices. Each Fund Borrower will, promptly upon receipt of knowledge thereof, notify Administrative Agent of any of the following events that would reasonably be expected to result in a Material Adverse Effect: (a) any change in the financial condition or business of such Fund Borrower; (b) any default under any material agreement, contract, or other instrument to which such Fund Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by such Fund Borrower; (c) any uninsured claim against or affecting such Fund Borrower or any of its Collateral; (d) the commencement of, and any material, final determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting such Fund Borrower; (e) any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with: (i) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; or (ii) the Release or threatened Release of any Hazardous Material into the environment; (f) the existence of any Environmental Lien on any Properties or assets of such Fund Borrower; or (g) any material remedial action taken by any Fund Borrower in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability.

Section 9.06    Compliance with Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), each Fund Borrower will promptly comply with any and all covenants and provisions of its Constituent Documents. Each Qualified Borrower shall comply in all material respects with all provisions of its Constituent Documents. Each Fund Borrower will use the proceeds of any Capital Call Notices and the proceeds of any Borrowing hereunder only for such purposes as are permitted by its Constituent Documents and at all times comply with its Constituent Documents, including, without limitation, any investment guidelines, investment policy statements and limitations on indebtedness.
Section 9.07    Books and Records; Access. The Fund Borrowers will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with applicable Law, including the Investment Company Act. Following five (5) Business Days’ prior written notice, each Fund Borrower will give any representative of Administrative Agent or Lenders, or any of them, access during ordinary business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Fund Borrower and relating to its affairs, and to inspect any of the properties of such Fund Borrower; in each case at such Lender’s or Administrative Agent’s cost and expense; provided that, so long as no Event of Default has occurred and is continuing, such inspection: (a) may be conducted by Administrative Agent on behalf of Lenders; (b) may be conducted once per calendar year; and (c) shall be conducted only if Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.
Section 9.08    Compliance with Law, Generally. Each Fund Borrower will comply in all material respects with all applicable Laws, rules, regulations, and orders of any Governmental Authority, including without limitation, the Investment Company Act, Environmental Laws and ERISA, and maintain in full force and effect all material approvals of any Governmental Authority applicable to the conduct of its business.
Section 9.09    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Such Borrower Party and its Affiliates shall (a) comply in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (b) maintain policies and procedures reasonably designed to ensure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws, (c) ensure it does not use any of the proceeds of any Loans or Letters of Credit in violation of any Anti-Money Laundering Laws or Anti-Corruption Laws, and (d) ensure it does not fund any repayment of any Loans or Letters of Credit in violation of any Anti-Money Laundering Laws or Anti-Corruption Laws.
Section 9.10    Compliance with Sanctions. Such Borrower Party and its Affiliates will not, directly or, to such Borrower Party’s knowledge, indirectly, use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any other manner that would be prohibited by Sanctions or that would cause any Lender to be in breach of any applicable Sanctions. Such Borrower Party shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance by such Borrower Party with applicable Sanctions.

Section 9.11    Insurance. Each Fund Borrower will maintain insurance on its present and future properties, assets, and business against such casualties, risks, and contingencies, and in such types and amounts, as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, the failure of which to maintain would have a Material Adverse Effect.
Section 9.12    Authorizations and Approvals. Each Fund Borrower will promptly obtain, from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Fund Borrower to comply with their respective obligations hereunder, under the other Loan Documents and under their respective Constituent Documents to the extent that failure to do so would be material and adverse to the Secured Parties.
Section 9.13    Maintenance of Liens. Each Fund Borrower shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Lenders to report, file, and record every instrument that Administrative Agent may reasonably request in order to perfect and maintain Lenders’ Liens and security interests (subject to Permitted Liens) in the Collateral and otherwise to preserve and protect the rights of Lenders.
Section 9.14    Further Assurances. Each Fund Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and take any and all such other action, as Administrative Agent may, from time to time, reasonably request in connection with this Credit Agreement or any of the other Loan Documents, the obligations of each Fund Borrower hereunder or thereunder, or for better assuring and confirming unto Lenders all or any part of the security for any of such obligations anticipated herein. Notwithstanding anything to the contrary in this Section 9.14; no Fund Borrower shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter: (i) that constitutes non-financial trade secrets or non-financial proprietary information; (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement; or (iii) that is subject to attorney-client or similar privilege or constitutes attorney-work product.
Section 9.15    Exclusion Event and Rating Information. The Fund Borrowers will promptly (but within one (1) Business Day with respect to an event under clause (i)) notify Administrative Agent in writing after becoming aware of: (i) the State Teachers Retirement System of Ohio requesting or planning to request a Funding Excuse or being entitled to elect to exercise any withdrawal or redemption right, and (ii) any other Exclusion Event; provided, that, in each case, the Fund Borrowers shall not have any obligation of inquiry.
Section 9.16    RIC Status under the Code; Investment Company Act. (a)  The Initial Borrower has elected to be treated as a “regulated investment company” within the meaning of the Code and shall at all times hereafter maintain its status as a “regulated investment company” and be taxed as such within the meaning of the Code, and shall at all times maintain its status as a “business development company” under the Investment Company Act.
(b)     The Initial Borrower shall at all times be in compliance with the Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE X

NEGATIVE COVENANTS
So long as Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit, and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents, each Fund Borrower agrees that:
Section 10.01    Borrower Party Information. No Borrower Party shall change its name, jurisdiction of formation, chief executive office and/or principal place of business without providing thirty (30) days’ (or such shorter period as the Administrative Agent may agree) prior written notice to the Administrative Agent and, in the case of a change of jurisdiction of formation, without the prior written consent of the Administrative Agent, and during such notice period, the applicable Borrower Party shall perform all such acts and execute all such documents as are reasonably required in order to perfect and maintain the Lenders’ perfected Lien on the Collateral having the same priority as such Lien immediately prior to such change.
Section 10.02    Mergers; Dissolution. No Fund Borrower will merge, consolidate or divide with or into any Person, unless a Fund Borrower is the surviving entity, provided however, that if any such merger involves two or more Fund Borrowers or a Fund Borrower, such merger shall not be consummated without prior confirmation from Administrative Agent that its Liens in the Collateral, after giving effect to such merger, have been preserved, or receipt by Administrative Agent of documentation it reasonably requires to so preserve such Liens. No Fund Borrower will take any action to dissolve, wind-up or terminate such Fund Borrower, including, without limitation, any action to sell or dispose of all or substantially all of the property of such Fund Borrower, unless (a) to the extent such Borrower Party is a Borrower Party, such Borrower Party is no longer a Borrower Party hereunder, (b) such termination or dissolution shall not cause or permit the cancellation, excuse or reduction of the Unfunded Commitment or Capital Commitment of any Investors, and (c) such termination, winding-up or dissolution shall not adversely affect the ability of the rest of the Borrower Parties to perform their Obligations under this Credit Agreement or any of the other Loan Documents; provided, that a sale of any Portfolio Companies shall not be deemed a violation of this Section 10.02.
Section 10.03    Negative Pledge. Without the approval of all Lenders, none of the Borrower Parties will create or suffer to exist any Lien upon the Collateral, other than: (a) Liens in and upon the Collateral to the Administrative Agent for the benefit of the Secured Parties created by the Loan Documents and Permitted Liens; (b) Liens imposed by Law for Taxes that are being contested in good faith by appropriate proceedings; (c) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit account or other funds maintained with depository institutions; and (d) ordinary course Liens arising in favor of the Account Bank in respect of the Collateral Account or in favor of the AML Administrator in respect of the AML Account.
Section 10.04    Fiscal Year and Accounting Method. Without the prior written consent of Administrative Agent alone (such approval not to be unreasonably withheld, conditioned or delayed), no Fund Borrower will change its fiscal year or method of accounting, unless otherwise required to do so by Law or as instructed to do so by a Governmental Authority.

Section 10.05    Constituent Documents. Without the prior written consent of Administrative Agent consistent with this Section, no Fund Borrower shall alter, amend, modify, terminate, or change any provision of its Constituent Documents, any Subscription Agreement or, any Side Letter or enter any new Side Letter (each, a “proposed amendment”), if such proposed amendment would affect the Investors’ duties, obligations, and liabilities, or the rights, titles, Liens, powers and privileges of such Fund Borrower, Administrative Agent or Lenders, or relates to Capital Call Notices, Capital Commitments, Capital Contributions or the right to recall distributions; or amend the terms of its Constituent Document as it relates to limitations on indebtedness and guarantees, in each case in any way that materially and adversely affects the rights of Administrative Agent or Lenders (each a “material amendment”). With respect to any proposed amendment, the applicable Fund Borrower shall notify Administrative Agent of such proposal. Administrative Agent shall determine, in its sole but reasonable discretion (that is, the determination of the other Lenders shall not be required) on Administrative Agent’s good faith belief, whether such proposed amendment is a material amendment, and shall notify the appropriate Fund Borrower of its determination within five (5) Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.07. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 13.01), and Administrative Agent shall promptly notify Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by any Fund Borrower. The Required Lenders shall, within five (5) Business Days from the date on which the Administrative Agent determines that the proposed amendment is a material amendment, deliver their approval or denial thereof. If Administrative Agent determines that the proposed amendment is not a material amendment, the applicable Fund Borrower may make such amendment without the consent of Lenders. Notwithstanding the foregoing, without the consent of Administrative Agent or Lenders, a Fund Borrower may amend its Constituent Documents: (i) to admit new Investors to the extent permitted by this Credit Agreement; and (ii) to reflect transfers of interests permitted by this Credit Agreement.
Section 10.06    Transfer by, or Admission of, Investors. (a)  Transfer of Unfunded Commitments. No Fund Borrower shall permit the transfer by any Investor of any of its Unfunded Commitment without prior written notice to Administrative Agent.
(b)    Designation of Investors. A transferee (or any other new Investor) (a “Subsequent Investor”) that meets the Applicable Requirement, as determined by Administrative Agent in its reasonable discretion may be designated as a Rated Included Investor with the consent of Administrative Agent. Designation of any other Subsequent Investor as a Rated Included Investor, and designation of any Subsequent Investor as a Non-Rated Included Investor will require the consent of all Lenders.

(c)    Documentation Requirements. Each Fund Borrower, with respect to any transfer by any Investor of its Unfunded Commitment to an existing Borrowing Base Investor or to a Person that such Fund Borrower proposes as a new Borrowing Base Investor, shall deliver copies of documents relating to such transfer and information about the transferee as reasonably required by Administrative Agent in order to effect its due diligence under this Credit Agreement prior to such transfer. The applicable Fund Borrower shall deliver a copy of the Subscription Agreement and any Side Letter to Administrative Agent for any Person admitted as a Subsequent Investor. In the event any Person is admitted as a Subsequent Investor, or there is a material change to the information on Exhibit A, the applicable Fund Borrower will deliver to Administrative Agent a revised Exhibit A to this Credit Agreement, containing the names of each Investor and the Capital Commitments of each Investor upon the admission of such Subsequent Investor or upon the occurrence of such material change.
(d)    Funding Requirements. Prior to the effectiveness of any transfer by any Borrowing Base Investor, the Fund Borrowers shall calculate whether, taking into account the Unfunded Commitments of the Borrowing Base Investors as if such transfer had occurred, the transfer would cause the Principal Obligation to exceed the Available Commitment, and shall make any Capital Calls required to pay any resulting mandatory prepayment under Section 3.04, and pay any required mandatory prepayment, prior to permitting such transfer.
(e)    Sanctions Compliance. Any admission of an assignee of an interest in such Borrower Party, if applicable, or as a substitute Investor and any admission of a Person as a new Investor of such Borrower Party, if applicable, shall be subject to the admission of such Person, (i) not violating Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws and (ii) being KYC Compliant.
Section 10.07    Capital Commitments. No Fund Borrower shall: (a) without prior written consent of the Administrative Agent (which consent shall be based on the consent of all Lenders with respect to any cancellation of Capital Commitments of Borrowing Base Investors), Cancel the Capital Commitment of any Investor; and (b) without the prior written approval of Administrative Agent and all Lenders, issue any Capital Call Notices other than in accordance with this Credit Agreement. The applicable Fund Borrower shall deliver written notice of any cancellation permitted to be made without Administrative Agent’s or Lenders’ consent, to Administrative Agent promptly upon the exercise of the same.
Section 10.08    ERISA Compliance. (a) No Borrower Party shall establish, maintain, contribute to, or incur any liability with respect to, any Plan; (b) no ERISA Affiliate of any Borrower Party shall establish, maintain, contribute to, or incur any liability with respect to, any Plan, individually or in the aggregate, which would reasonably be expected to have a Material Adverse Effect; (c) without the approval of all Lenders, no Borrower Party shall take any action, or omit to take any action, that would cause its assets to constitute Plan Assets; (d) no Fund Borrower that has previously been required to deliver an Operating Company Opinion hereunder shall change its Annual Valuation Period without giving prior written notice to Administrative Agent; and (e) no Borrower Party shall take any action, or omit to take any action, which (assuming that no Credit Extension is funded or held with Plan Assets, unless the applicable Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied) would give rise to a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject Administrative Agent or Lenders to any tax, penalty, damages or any other claim or relief under Section 4975 of the Code or ERISA.

Section 10.09    Environmental Matters. Except for such conditions as are in or will promptly be brought into compliance with relevant Environmental Laws or otherwise would not reasonably be expected to result in a Material Adverse Effect, no Fund Borrower: (a) shall cause any Hazardous Material to be generated, placed, held, located or disposed of on, under or at, or transported to or from, any Property of any Fund Borrower in material violation of Environmental Law; or (b) shall permit any such Property to ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Material in material violation of Environmental Law.
Section 10.10    Limitations on Dividends and Distributions. No Fund Borrower shall declare or pay any dividends or Distributions except as permitted under its Constituent Documents. After a Cash Control Event while Principal Obligations remain outstanding, the Initial Borrower shall not declare or pay any Distributions other than Permitted RIC Distributions. No Fund Borrower shall use proceeds of the Loans or issuance of any Letter of Credit to pay dividends or distributions (for the avoidance of doubt, payment of management fees shall not be considered a payment of dividends or distributions). “Distribution” means any distributions (whether or not in cash) on account of any Equity Interest in a Fund Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such Equity Interest.
Section 10.11    Limitation on Withdrawals. Without the prior written consent of Administrative Agent (in its sole discretion) no Fund Borrower shall make nor cause the making of any withdrawal or transfer of funds from any Collateral Account if a Cash Control Event has occurred and is continuing and Principal Obligations remain outstanding, other than withdrawals for the purpose of repaying Obligations.
Section 10.12    Limitation on Debt. The Fund Borrowers shall not incur Indebtedness other than the Obligations, except that a Fund Borrower may incur: (a) Indebtedness described in clause (h) of the definition of Indebtedness; and (b) Indebtedness that does not exceed the limitations set forth in the applicable Constituent Document or, with respect to the Initial Borrower, the Investment Company Act.
Section 10.13    General Excuse Rights. No Fund Borrower shall consent to designate any Investment as a General Excused Investment or permit any other Funding Excuse after the Closing Date without prior written notice to Administrative Agent. If a Borrowing Base Deficiency would result from such General Excused Investment or Funding Excuse, the Fund Borrowers shall cure such Borrowing Base Deficiency prior to consenting to such General Excused Investment or Funding Excuse.
Section 10.14    Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws. No Borrower Party nor any Affiliate thereof shall directly, or to its knowledge, indirectly, permit any part of the proceeds of any Loan to be used (i) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Jurisdiction, (ii) in any other manner that would result in a violation of applicable Sanctions or Anti-Money Laundering Laws by a Person (including any Person participating in the Loans, whether as Administrative Agent, Lender, underwriter, advisor, investor, or otherwise) or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 10.15    Transfers of Capital Commitments. No Borrower Party shall either (i) transfer the Unfunded Commitments of one or more Investors to any other Person, or (ii) cause Capital Contributions to be made to another Person, in either case, unless such Person has joined the Credit Agreement as a Fund Borrower in accordance with Section 7.04. No Fund Borrower shall cause Capital Contributions to be made to any Person that is not a Borrower Party hereunder.
Section 10.16    Deposits to AML Account and Collateral Account. No Fund Borrower shall direct, authorize or otherwise permit any proceeds, monies or sums paid by the Investors pursuant to any Capital Call to be deposited, credited or otherwise included in any account other than the AML Account or the Collateral Account. No Fund Borrower shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the AML Account or the Collateral Account cash or cash proceeds other than Capital Contributions. Each Fund Borrower with an AML Account will cooperate with the Administrative Agent with respect to providing directions to the AML Administrator pursuant to the terms of the Administration Agreement Side Letter.
ARTICLE XI

EVENTS OF DEFAULT.
Section 11.01    Events of Default. An “Event of Default” shall exist if any one or more of the following events shall occur and be continuing:
(a)    any Borrower Party shall fail to pay when due: (i) any principal of the Obligations; or (ii) any interest on the Obligations or any fee, expense, or other payment required hereunder or under any other Loan Document, and such failure under this clause (ii) shall continue for two (2) Business Days thereafter;
(b)    any representation or warranty made by any Borrower Party under this Credit Agreement or any of the other Loan Documents executed by any of them, or in any certificate or statement furnished or made to the Administrative Agent or Lenders or any of them by Borrower Party pursuant hereto, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made, and, if subject to cure, the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) actual knowledge of a Responsible Officer of Borrower Party thereof; or (ii) written notice thereof is delivered to such Borrower Party by Administrative Agent;
(c)    default shall occur in the performance of any of the covenants or agreements of a Borrower Party contained herein (other than the covenants contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.04, Section 9.04, Section 9.09, Section 9.10 or Section 10 (other than Section 10.09)), or of the covenants or agreements of a Borrower Party contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of Administrative Agent for a period of thirty (30) days after the earlier of: (i) actual knowledge of a Responsible Officer of such Borrower Party thereof; or (ii) written notice thereof is delivered to such Borrower Party by Administrative Agent (provided that such thirty (30) day cure period shall not apply respecting covenants of Borrower Parties relating to statements, certificates and notices to be given by a Borrower Party, but a five (5) Business Day grace period shall apply);

(d)    default shall occur in the performance of the covenants and agreements of any Borrower Party contained in Section 3.04, Section 5.01, Section 5.02(a), Section 5.02(c), Section 5.04, Section 9.04, Section 9.09, Section 9.10 or Section 10 (other than Section 10.09);
(e)    any of the Loan Documents executed by a Borrower Party shall cease, in whole or in material part, to be legal, valid, and binding agreements enforceable against such Borrower Party in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, security interests, rights, titles, interest, remedies, powers, or privileges intended to be created thereby, or any of the same shall be asserted in writing by any Borrower Party;
(f)    default shall occur in the payment of any recourse Indebtedness of any Fund Borrower that is party to a Security Agreement (other than the Obligations), in an aggregate amount for all Fund Borrowers that are party to a Security Agreement in excess of the Threshold Amount, and such default shall continue for more than the applicable period of grace, if any;
(g)    any Fund Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;
(h)    the commencement of any proceeding under any Debtor Relief Laws relating to any Fund Borrower or all or any material part of its respective property is instituted without the consent of such Person and continues undismissed or unstayed for a period of sixty (60) days; or a final, non-appealable order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or liquidation of any Fund Borrower or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity of such Person, or of all or substantially all of its assets;
(i)    any final non-appealable judgments or orders for the payment of money against one or more Fund Borrowers in an aggregate amount (as to all such judgments or orders for all Fund Borrowers) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and: (A) enforcement proceedings are commenced by any creditor upon such judgment or order and are not promptly stayed, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(j)    a Change of Control shall occur;
(k)    [reserved]

(l)    either, (i) one or more Investors having Capital Commitments aggregating, at any one time, 20% or greater of all Capital Commitments, or (ii) two or more investors having Capital Commitments aggregating, at any one time, 10% or greater of all Capital Commitments, shall default in their obligations to fund all or any portion of any Capital Call when due and such failure shall not be cured within five (5) Business Days without regard to any cure or notice periods set forth in the applicable Constituent Document);
(m)    a breach by a Borrower Party of the Constituent Documents of any Borrower Party that in the Administrative Agent’s reasonable judgment could reasonably be expected to have a Material Adverse Effect; or
(n)    an event shall occur that causes a dissolution, winding-up or liquidation of any Borrower Party.
Section 11.02    Remedies Upon Event of Default. (a)  If an Event of Default shall have occurred and be continuing, then Administrative Agent may, and, upon the direction of the Required Lenders, shall: (a) suspend the Commitments of Lenders until such Event of Default is cured; (b) terminate the Commitment of Lenders; (c) declare the unpaid principal amount of all outstanding Loans (including the liability to fund the Letter of Credit Liability pursuant to Section 2.07), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which each Borrower Party hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d)  exercise any right, privilege, or power set forth in Section 5.02, including, but not limited to, the initiation of Capital Call Notices of the Capital Commitments (subject to Section 11.02); or (e) without notice of default or demand, pursue and enforce any of Administrative Agent’s or Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided, however, that if any Event of Default specified in Section 11.01(g) or Section 11.01(h) shall occur, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest on the Obligations shall automatically become due and payable, in each case without further act of Administrative Agent or any Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each Borrower Party hereby expressly waives.

(b)    Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default specified in Sections 11.01(g), 11.01(h) or 11.01(j)), the Fund Borrowers shall be permitted (and the Administrative Agent shall not be permitted) within five (5) Business Days following such Event of Default to issue a Capital Call in order to cure such Event of Default (or repay the Obligations in full); provided, that (a) any such Capital Call must require payment by Investors within twelve (12) Business Days after the date of such Capital Call; (b) the Capital Contributions and all other amounts paid in respect of any such Capital Call are deposited into the Collateral Accounts, either directly or through the applicable AML Account; (c) the Borrowers direct that such Capital Contributions and other payments, together with any other funds held in the Collateral Accounts and the applicable AML Account, shall be withdrawn by the Administrative Agent to cure such Event of Default or repay Borrower Parties’ Obligations in their entirety, and (d) neither the Administrative Agent nor any Lender may issue any Capital Call during such twelve (12) Business Day period (so long as the Fund Borrowers have issued any Capital Calls within the initial five (5) Business Day period that require payment by the Investors within the twelve (12) Business Days after the dates of such Capital Calls). Notwithstanding the foregoing, nothing herein shall prohibit the Administrative Agent or any Lender from (i) exercising any rights and remedies it may have (other than the issuance of any Capital Calls during the time periods specified in the preceding sentence) upon the occurrence and during the continuance of an Event of Default, (ii) exerting control over any Collateral Account upon the occurrence and during the continuance of a Cash Control Event, (iii) taking any actions as may be required to protect its rights in a bankruptcy proceeding, (iv) exercising any rights or remedies it may have with respect to any Event of Default pursuant to Sections 11.01(g) or 11.01(h) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Uncalled Capital Commitments or (v) exercising any other rights or remedies it may have with respect to any failure of any Fund Borrower to issue a Capital Call upon its Investors following a mandatory prepayment pursuant to Section 3.04 as required by this Credit Agreement and the Loan Documents.
Section 11.03    Performance by Administrative Agent. Should any Borrower Party fail to perform any covenant, duty, or agreement contained herein or in any of the other Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, each Borrower Party shall, at the written request of Administrative Agent promptly pay any reasonable and invoiced out-of-pocket amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Office, together with interest thereon at the Default Rate from the date of invoicing until paid. Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Borrower Party, or any related Person hereunder or under any of the other Loan Documents or other control over the management and affairs of any Borrower Party, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Borrower Party or any related Person.
Section 11.04    Application of Funds. After the exercise of remedies upon the occurrence of an Event of Default provided for in Section 11.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 11.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 4) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 4), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower Parties or as otherwise required by Law.
Section 11.05    Good Faith Duty to Cooperate. Subject to Section 11.02(b), in the event that Administrative Agent or Required Lenders elect to commence the exercise of remedies pursuant to Section 11.02 as a result of the occurrence of any Event of Default, the Fund Borrowers agree to cooperate in good faith with Administrative Agent to enable Administrative Agent to issue Capital Call Notices and enforce the payment thereof by the Investors, including but not limited to providing contact information for each Investor within two (2) Business Days of request.
ARTICLE XII

ADMINISTRATIVE AGENT.
Section 12.01    Appointment and Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints Morgan Stanley Asset Funding, Inc. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. The provisions of this Section 12 are solely for the benefit of Administrative Agent and Lenders, and no Borrower Party shall have rights as a third party beneficiary of any of such provisions (except for the provisions that explicitly relate to any Borrower Party in Sections 12.06, 12.07, 12.11 and 12.12). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 12.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own security of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.
Section 12.03    Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.02 and 13.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders) unless and until notice describing the same is given in writing to Administrative Agent by a Borrower Party or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
Section 12.04    Reliance by Administrative Agent. Administrative Agent and Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Borrower Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 12.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.06    Resignation of Administrative Agent. (a)   Administrative Agent may at any time give notice of its resignation to Lenders, the Letter of Credit Issuer, and the Borrower Parties. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Fund Borrowers (such consent not to be unreasonably withheld or delayed, which consent shall not be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) . If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of Lenders and Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Fund Borrowers and such Person and remove such Person as Administrative Agent and, in consultation with the Fund Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of Lenders and the Letter of Credit Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit. The fees payable by the Borrower Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 13.06 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 12.07    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.
Section 12.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.09    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or book managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
Section 12.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 2.10 and 2.11 and otherwise hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.11    Collateral Matters. Without limiting the provisions of Section 12.10, Lenders irrevocably authorize Administrative Agent, at its option and in its discretion to release any Lien on any property granted to or held by Administrative Agent under any Loan Document: (a) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and unasserted expense reimbursement obligations); or (b) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; or (c) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will, at the Fund Borrowers’ reasonable expense, execute and deliver to the Fund Borrowers such documents as the Fund Borrowers may reasonably request to evidence the release of Collateral from the collateral assignment and release any security interest or Lien granted under the Loans Documents in accordance with the terms of the Loan Documents and this Section 12.11. The Fund Borrowers shall be third-party beneficiaries of the provisions in this Section 12.11.
Section 12.12    Reliance by the Borrower Parties. The Borrower Parties shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by Administrative Agent to the Borrower Parties, so long as Administrative Agent is purporting to act in its respective capacity as Administrative Agent pursuant to this Credit Agreement, and the Borrower Parties shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. The Borrower Parties shall be entitled to treat Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrower Parties shall have received notice of resignation, and the Borrower Parties shall not be obligated to recognize any successor Administrative Agent until the Borrower Parties shall have received written notification satisfactory to it of the appointment of such successor.

Section 12.13    Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, the Administrative Agent (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Lender’s Pro Rata Share, and hold harmless the Administrative Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.13. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 12.13 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.
Section 12.14    Erroneous Payments.
(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender)  (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds in Dollars, and if such Lender fails to return the amount of any such Erroneous Payment (or portion thereof) to the Administrative Agent by such Business Day, such Lender shall also pay the Administrative Agent interest thereon in respect of each day after such Business Day to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (y) to the extent permitted by applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that which is required to be paid to such Lender pursuant to the terms hereof or that which is specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part), in each case, an error has been made with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its actual knowledge of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds in Dollars, and if such Lender fails to return the amount of any such Erroneous Payment (or portion thereof) to the Administrative Agent by such Business Day, such Lender shall also pay the Administrative Agent  interest thereon in respect of each day after such Business Day to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Lender further authorizes and agrees that in the event an Erroneous Payment (or portion thereof) is not recovered from such Lender that has received such Erroneous Payment (or portion thereof) and Administrative Agent has received amounts that are due and owing to such Lender which the Administrative Agent is required to remit to such Lender, Administrative Agent may offset such amounts by the equivalent amount of Erroneous Payments received by such Lender and, as applicable, return such amounts to the applicable payor.
(c)    The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(d)    Each party’s obligations under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XIII

MISCELLANEOUS.
Section 13.01    Amendments. Neither this Credit Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, other than in accordance with its terms, unless such amendment, waiver, discharge, or termination is in writing and signed by Required Lenders or Administrative Agent (based upon the approval of Required Lenders), on the one hand, and the applicable Borrower Parties on the other hand; provided, that, if this Credit Agreement or any other Loan Document specifically provides that the terms thereof may be amended, waived, discharged or terminated with the approval of the Administrative Agent, acting alone, or all Lenders, then such amendment, waiver, discharge or termination must be signed by the Administrative Agent or all Lenders, as applicable, on the one hand, and the Borrower Parties on the other hand; provided further, that no such amendment, waiver, discharge, or termination shall:
(a)    without the consent of Administrative Agent and each Lender affected thereby and, if affected thereby, the Letter of Credit Issuer:
(i)    extend or increase the Commitment of any Lender, or alter the provisions relating to any fees (or any other payments) payable to such Lender (for the avoidance of doubt, only the Lender whose Commitment is to be extended or increased shall be deemed affected thereby);
(ii)    postpone any date fixed by this Credit Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document;
(iii)    reduce the principal of (except as a result of the application of payments or prepayments), or the rate of interest specified herein on, any Loan, or issue or participate in any Letter of Credit, as contemplated in Section 2.07, or reduce any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of any Borrower Party to pay interest at the Default Rate;
(b)    without the consent of all Lenders:
(i)    change Section 11.04 in a manner that would alter the pro rata sharing of payments required thereby;
(ii)    release any Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in any Fund Borrower permitted hereunder;
(iii)    permit the cancellation of the Capital Commitment of any Borrowing Base Investor except as permitted by Section 10.07;
(iv)    amend the definition of “Applicable Requirement” or any of the related defined terms;
(v)    amend the definition of “Borrowing Base” or any of the related defined terms;

(vi)    amend the definition of “Borrowing Base Investor,” “Included Investor” or any of the related defined terms;
(vii)    amend the definition of “Exclusion Event” or any of the related defined terms;
(viii)    amend the definition of “Unfunded Commitment” or any of the related defined terms;
(ix)    change the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;
(x)    consent to the assignment or transfer by any Borrower Party of any of its rights and obligations under (or in respect of) the Loan Documents; or
(xi)    amend the terms of this Section 13.01.
Notwithstanding the above: (A) no provisions of Section 12 may be amended or modified without the consent of Administrative Agent; and (B) Sections 9 and 10 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to any provision of Section 9 or 10 shall require the consent of Lenders or the Letter of Credit Issuer, as applicable, that are specified therein as required for a waiver thereof.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders): (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the fact that the consent of all Lenders and, if applicable, the Letter of Credit Issuer, is required in certain circumstances as set forth above and in Section 10: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Borrower Party to use cash collateral in the context of a bankruptcy or insolvency proceeding. Administrative Agent may, after consultation with the Borrower Parties, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.
If Administrative Agent shall request the consent of any Lender and, if applicable, the Letter of Credit Issuer, to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have denied the request. Notwithstanding the above,  no provisions of Section 2.07 may be amended or modified without the consent of the Letter of Credit Issuer.

Section 13.02    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held for payroll, tax withholding or in a custodial, trust or fiduciary capacity) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower Party against any and all of the obligations of such Borrower Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not Administrative Agent, such Lender or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Borrower Party are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower Parties and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 13.03    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:
(a)    notify Administrative Agent of such fact; and
(b)    purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to: (x) any payment made by or on behalf of any Borrower Party pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender); (y) the application of Cash Collateral provided for in Sections 2.07(h) and 4.08; or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans and Letters of Credit to any Assignee or Participant, other than an assignment to any Borrower Party (as to which the provisions of this Section shall apply).

Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.
Section 13.04    Payments Set Aside. To the extent that any Borrower Party makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
Section 13.05    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 11.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit: (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b)  any Lender from exercising setoff rights in accordance with Section 13.02 (subject to the terms of Section 13.03); or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents; then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.02; and (ii) in addition to the matters set forth in clauses (b), and (c) of the preceding proviso and subject to Section 13.03, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 13.06    Expenses; Indemnity; Damage Waiver. (a)  Costs and Expenses. The Fund Borrowers jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, including the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, addition of Investors, amendments to any Constituent Document, joinder of a Borrower Party, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out of pocket expenses incurred by the Administrative Agent, any Lender or the Letter of Credit Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Letter of Credit Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by Borrower Parties. The Borrower Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Letter of Credit Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Liabilities or Environmental Liens), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower Parties or any other Borrower Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Credit Facility), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower Party or any Subsidiary thereof, or any Environmental Liability or Environmental Lien related in any way to any Borrower Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Liabilities or Environmental Liens), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Credit Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable and documented attorneys’ fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee or from the material breach of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)    Reimbursement by Lenders. To the extent that any Borrower Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the Letter of Credit Issuer or any Related Party of any of the foregoing (but without releasing such Borrower Party from its obligation to do so), each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the Letter of Credit Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the Letter of Credit Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or the Letter of Credit Issuer in connection with such capacity. The obligations of Lenders under this subsection (c) are several.
(d)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(e)    This Section shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.
(f)    Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.
Section 13.07    Notices. (a)  Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, except where electronic delivery is authorized and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower Party or Administrative Agent, at its notice address and numbers set forth on Schedule 13.07 attached hereto; provided, however, that notices to be delivered to any Borrower Party may be sent to the attention of the Initial Borrower, and notices from any Borrower Party may be delivered by the Initial Borrower, and, in furtherance of the foregoing, each other Borrower Party hereby appoints the Initial Borrower as its duly appointed agent and attorney-in-fact to act in its stead for such purposes under this Credit Agreement and the other Loan Documents, and agrees that it shall be liable for, and bound by, any and all actions of the Initial Borrower so made or taken. If to any Lender (other than directly from Administrative Agent), in care of Administrative Agent (which shall promptly provide a copy thereof to each Lender), at its notice address and numbers set forth on Schedule 13.07 attached hereto. Each Lender agrees to provide to Administrative Agent a written notice stating such Lender’s address, fax number, telephone number, email address and the name of a contact person, and Administrative Agent may, unless otherwise provided herein, rely on such written notice for purposes of delivering any notice, demand, request or other communication under this Credit Agreement or any other Loan Document to such Lender unless and until a Lender provides Administrative Agent with a written notice designating a different address, fax number, telephone number, email address or contact person.

(ii)    any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.07. With respect to any notice received by Administrative Agent from any Borrower Party or any Investor not otherwise addressed herein, Administrative Agent shall notify Lenders promptly of the receipt of such notice, and shall provide copies thereof to Lenders. When determining the prior days’ notice required for any Loan Notice or other notice to be provided by a Borrower Party or an Investor hereunder, the day the notice is delivered to Administrative Agent (or such other applicable Person) shall not be counted, but the day of the related Credit Extension or other relevant action shall be counted.
(b)    Effectiveness of Delivery. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices sent via telephone, shall be deemed to have been given on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals designated to receive notice occurs during a call to the telephone number or numbers indicated for such party. Notices delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).
(c)    Electronic Communications. Notices and other communications to Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2.02 if such Lender or the Letter of Credit Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or the Borrower Parties may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(d)    Effectiveness of E-mail Notice. Unless Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower Parties even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower Party. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 13.08    Governing Law. (a)  GOVERNING LAW. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH BORROWER PARTY AND EACH OTHER PARTY HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH BORROWER PARTY AND EACH OTHER PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER, OR ANY BORROWER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO, ANY INVESTOR OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH BORROWER PARTY AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.07. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    WAIVER OF CONSEQUENTIAL DAMAGES, ETC. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL NOT ASSERT, AND EACH PARTY HEREBY WAIVES, AND ACKNOWLEDGES THAT NO OTHER PERSON SHALL HAVE ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE REFERRED TO IN SECTION 13.06(B) ABOVE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED TO SUCH UNINTENDED RECIPIENTS BY SUCH INDEMNITEE THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OTHER THAN FOR DIRECT OR ACTUAL DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.
Section 13.09    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.10    Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.
Section 13.11    Successors and Assigns. (a)  Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 13.11; (ii) by way of participation in accordance with the provisions of clause (e) of this Section 13.11; or (iii) by way of pledge or assignment, or grant, of a security interest subject to the restrictions of clause (f) of this Section 13.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.11, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section 13.11 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subclause (A) above, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, each Fund Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the prior written consent of the Fund Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless: (1) an Event of Default has occurred and is continuing at the time of such assignment; or (2) such assignment is to a Lender, an Affiliate of a Lender (other than an Affiliate whose primary activity is private debt or equity, venture capital or investing in entities via a “distressed debt”, “loan to own” strategy or a similar strategy) or an Approved Fund, or is made pursuant to Section 13.11(f); provided that, the Fund Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made: (A) to a Borrower Party or any Affiliate or Subsidiary of any Borrower Party; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); (C) to a natural person, or (D) to any person whose primary activity is private debt or equity, venture capital or investing in entities via a “distressed debt”, “loan to own” strategy or a similar strategy.
(vi)    Borrower Requested Assignments. Each assignment made as a result of a demand by the Borrower Parties under Section 13.12 shall be arranged by the Borrower Parties after consultation with Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Credit Agreement or an assignment of a portion of such rights and obligations made concurrently with another assignment or assignments that together constitute an assignment of all of the rights and obligations of the assigning Lender.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Fund Borrowers and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of the applicable Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(c)    Effect of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (d) of this Section 13.11, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits and obligations of Sections 4.01, 4.05, 4.06 and 13.06 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each applicable Borrower Party (at its expense) shall execute and deliver a Note to the Assignee, and the applicable existing Note or Notes shall be returned to the applicable Borrower Party. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section.

(d)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties (such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower Party, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower Party or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or a Borrower Party or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Credit Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) each Borrower Party, Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.06(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 13.01 that directly affects such Participant. Each Borrower Party agrees that each Participant shall be entitled to the benefits and subject to the obligations and limitations of Sections 4.01, 4.05, and 4.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation, in addition to the Borrower Parties and Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.11; provided that such Participant: (A) agrees to be subject to the provisions of Sections 4.07 and 13.12 as if it were an Assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.06 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Parties’ request and expense, to use reasonable efforts to cooperate with the Borrower Parties to effectuate the provisions of Section 4.07 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 13.02 as though it were a Lender, provided such Participant agrees to be subject to Section 13.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower Parties, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)    Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

Section 13.12    Replacement of Lender. If any Borrower Party is entitled to replace a Lender pursuant to the provisions of Section 4.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower Parties may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.11), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.05) and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower Parties shall have paid to Administrative Agent the assignment fee (if any) specified in Section 13.11(b); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such assignment fee in the case of any assignment;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.06) from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower Parties (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.05 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Parties to require such assignment and delegation cease to apply.

Section 13.13    Maximum Interest. Regardless of any provision contained in any of the Loan Documents, Lenders shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lenders ever receive, collect or apply as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the applicable Borrower Party. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, each Borrower Party and Lenders shall, to the maximum extent permitted under applicable Law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lenders shall refund to the applicable Borrower Party the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lenders shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the term “Applicable Law” shall mean the Law in effect as of the Closing Date; provided, however, that in the event there is a change in Law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new Law as of its effective date.
Section 13.14    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.
Section 13.15    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent, the Letter of Credit Issuer and each Lender, regardless of any investigation made by Administrative Agent, the Letter of Credit Issuer or any Lender or on their behalf and notwithstanding that Administrative Agent, the Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan, any issuance of Letter of Credit or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 13.16    Limited Liability of Investors. None of the Investors, shall have any personal, partnership, corporate or trust liability for the payment or performance of the Obligations. Nothing contained in this Section 13.16 or in any of the other provisions of the Loan Documents shall be construed to limit, restrict, or impede the obligations, the liabilities, and indebtedness of any Borrower Party, or of any Investor to make its Capital Contributions to any Fund Borrower in accordance with the terms of the applicable Constituent Document and its Subscription Agreement. Notwithstanding anything contained in this Section 13.16, the payment and performance of the Obligations shall be fully recourse to Borrower Parties and their respective properties and assets.

Section 13.17    Confidentiality. Each of Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) to any pledgee under Section 13.11(f); (g) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights and obligations under this Credit Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower Parties and their obligations, this Credit Agreement or payments hereunder; (h) with the consent of the applicable Borrower Party; or (i) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section; (y) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Borrower Party; or (z) was independently developed by Administrative Agent or any Lender. For the purposes of this Section, “Information” means all information received from any Fund Borrower relating to any Fund Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Person. The agreements in this Section 13.17 shall survive the termination of the Commitments, payment of all of the Principal Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein for a period of two (2) years following such termination.
Section 13.18    Customer Identification Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower Party that U.S. law requires each U.S. Lender and the Administrative Agent to obtain, verify and record information that identifies each Borrower Party (and in certain circumstance the beneficial owners thereof), which information includes the name and address of each Borrower Party (and beneficial owner) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower Party (and beneficial owner).

Section 13.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Credit Agreement provided by the Agents and Lenders, are arm’s-length commercial transactions between each Borrower Party and their respective Affiliates, on the one hand, and the Agents and Lenders, on the other hand; (ii) each Borrower Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) each Borrower Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agents and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower Party or any of their respective Affiliates, or any other Person; and (ii) no Agent nor any Lender has any obligation to any Borrower Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower Party and their respective Affiliates, and no Agent nor any Lender has any obligation to disclose any of such interests to any Borrower Party or any of their respective Affiliates. To the fullest extent permitted by Law, each Borrower Party hereby waives and releases any claims that it may have against an Agent and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 13.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower Party in respect of any such sum due from it to Administrative Agent or Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent from any Borrower Party in the Agreement Currency, such Borrower Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or the Person to whom such obligation was owing, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent in such currency, Administrative Agent agrees to return the amount of any excess to such Borrower Party (or to any other Person who may be entitled thereto under applicable Law).

Section 13.21    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 13.22    Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.01, this Credit Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by fax or other electronic imaging means shall be effective as delivery of an original manually executed counterpart of this Credit Agreement.
Section 13.23    Full Recourse. The payment and performance of the Obligations shall be fully recourse to the Fund Borrowers and their properties and assets. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, but subject to this Section 13.23, the Obligations shall not be recourse to any Investor (provided that, for the avoidance of doubt, nothing in this Section 13.23 is in any way intended to limit or reduce any Investor’s obligations to fund its Capital Commitment under the related Constituent Document, and the Secured Parties’ rights to enforce the same pursuant to this Credit Agreement and the Collateral Documents) or any of their Affiliates (other than the Fund Borrowers) or any of their respective past, present or future direct or indirect members, partners, shareholders, officers, directors, agents or employees (the “Non-Recourse Parties”) and the Agents and Lenders shall not have the right to pursue any claim or action (including arbitration proceeding) against the Non-Recourse Parties.
Section 13.24    Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and all Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination. For the avoidance of doubt, this Credit Agreement shall remain in full force and effect after the Maturity Date if any Letters of Credit remain outstanding, even if Cash Collateralized.

Section 13.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
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Signature pages follow.
IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.
FUND BORROWERS:
FRANKLIN BSP CAPITAL CORPORATION, a Delaware corporation
By:     /s/ Michael Frick
Name: Michael Frick
Title: Authorized Signatory

Acknowledged and agreed to with respect to Section 5.04 only:
INVESTMENT MANAGER:
FRANKLIN BSP CAPITAL ADVISER L.L.C., a Delaware limited liability company
By:     /s/ Michael Frick
Name: Michael Frick
Title: Authorized Signatory

ADMINISTRATIVE AGENT:
MORGAN STANLEY ASSET FUNDING INC., as Administrative Agent and Sole Lead Arranger
By:     /s/ David Wasserman
Name: David Wasserman
Title: Authorized Signatory

LENDERS:
MORGAN STANLEY BANK, N.A., as Letter of Credit Issuer and a Lender
By:     /s/ Lilia Dobreva
Name: Lilia Dobreva
Title: Authorized Signatory